Exhibit 2.3
EXECUTION COPY
STOCK PURCHASE AGREEMENT
Dated as of January 29, 2010
Between
Great Western Bank
and
Citizens Republic Bancorp, Inc.

Page
ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1. Definitions	1
1.2. Interpretation	11
ARTICLE II
PURCHASE AND SALE

2.1. Purchase and Sale of Shares	12
ARTICLE III
PURCHASE PRICE

3.1. Purchase Price	12
3.2. Determination of Estimated Purchase Price	12
3.3. Determination of Purchase Price	12
3.4. Adjustment	14
ARTICLE IV
CLOSING

4.1. Closing Date	14
4.2. Payment on the Closing Date	14
4.3. Buyer’s Additional Deliveries	15
4.4. Seller’s Deliveries	15
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

5.1. Organization and Authority of the Company; Title to Shares	17
5.2. Subsidiary and Investments	18
5.3. Organization and Authority of Seller; No Conflict	18
5.4. Financial Statements and Regulatory Filings	19
5.5. Operations Since Balance Sheet Date	20
5.6. No Undisclosed Liabilities	22
5.7. Taxes	22
5.8. Availability of Assets	23
5.9. Governmental Permits	24
5.10. Real Property	24
5.11. Personal Property	27
5.12. Intellectual Property; Software	27
5.13. Title to Property	28
5.14. Employees and Related Agreements; ERISA	29

i

Page

5.15. Employee Relations	31
5.16. Contracts	32
5.17. Status of Contracts	34
5.18. No Violation or Litigation	34
5.19. Regulatory Matters	35
5.20. Environmental Matters	35
5.21. Insurance	36
5.22. Merger Agreement	36
5.23. Bank Accounts; Power of Attorney; Minute Books	36
5.24. Related and Other Transactions	37
5.25. Company Loans	37
5.26. Deposits	40
5.27. Investment Portfolio	40
5.28. Books and Records and Internal Controls	41
5.29. Interest Rate Risk Management Instruments	41
5.30. Trust Business	42
5.31. Insurance Agency Business	42
5.32. No Finder	42
5.33. Approvals	43
5.34. Disclosure	43
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. Organization of Buyer	43
6.2. Authority of Buyer; No Conflict	43
6.3. No Finder	44
6.4. Investment Representation	44
6.5. Litigation	44
6.6. Compliance with Laws	44
6.7. Approvals	44
6.8. Availability of Funds	44
ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE

7.1. Investigation by Buyer	45
7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters	46
7.3. Consents of Third Parties; Governmental Approvals	46
7.4. Operations Prior to the Closing Date	48
7.5. Termination of Contracts	51
7.6. Acquisition Proposals	51
7.7. Adverse Actions	52

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1. Covenant Not to Compete or Solicit Business	56
8.2. Taxes	58
8.3. Employee Benefit Plans	62
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

9.1. Representations and Warranties True; Obligations Performed; No Material Adverse Changes	64
9.2. Approval of Governmental Bodies	65
9.3. No Injunctions or Restraints; Illegality	65
9.4. Necessary Consents	65
9.5. FIRPTA Certificate	65
9.6. Title Insurance Policies and Surveys	65
9.7. Seller Deliveries	66
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

10.1. No Misrepresentation or Breach of Covenants and Warranties	66
10.2. Approval of Governmental Bodies	66
10.3. No Injunctions or Restraints; Illegality	66
10.4. Buyer Deliveries	66

Page
ARTICLE XI
INDEMNIFICATION

11.1. Indemnification by Seller	66
11.2. Indemnification by Buyer	68
11.3. Notice of Claims	69
11.4. Third Person Claims	69
11.5. Coordination with Tax Contests	71
11.6. Indemnification Payments on After Tax and After Insurance Basis	71
11.7. Exclusive Remedies	72
11.8. Other Limitations	72
ARTICLE XII
TERMINATION

12.1. Termination	72
12.2. Notice of Termination	73
12.3. Effect of Termination	73
ARTICLE XIII
GENERAL PROVISIONS

13.1. Survival of Obligations	73
13.2. Confidential Nature of Information	74
13.3. No Public Announcement	74
13.4. Notices	74
13.5. Successors and Assigns	75
13.6. Access to Records after Closing	76
13.7. Entire Agreement; Amendments	76
13.8. Partial Invalidity	76
13.9. Waivers	76
13.10. Expenses	77
13.11. Execution in Counterparts	77
13.12. Further Assurances	77
13.13. Governing Law	77
13.14. Time is of the Essence	77
13.15. Submission to Jurisdiction	77
13.16. Seller Disclosure Schedules	78

STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2010, between Great Western Bank, a bank chartered under the laws of the State of South Dakota (“Buyer”), and Citizens Republic Bancorp, Inc., a Michigan corporation (“Seller”).
RECITALS:
          WHEREAS, Seller is owner, beneficially and of record, of all of the issued and outstanding shares (the “Shares”) of capital stock of F&M Bank-Iowa, a bank incorporated under the laws of the State of Iowa (the “Company”);
          WHEREAS, the Company is engaged in the banking business and its wholly-owned subsidiary, Security Banc Services Group, Inc., an Iowa corporation (the “Subsidiary”), is engaged in the retail insurance brokering business (collectively, the “Business”);
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of shares of the capital stock of the Company on the terms and subject to the conditions set forth herein (the “Stock Acquisition”);
          WHEREAS, following consummation of the Stock Acquisition, Buyer intends to merge the Company with and into Buyer (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of January 31, 2010, by and between Buyer and the Company, substantially in the form of Exhibit A hereto (the “Merger Agreement”); and
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
          “Accounting Firm” has the meaning set forth in Section 3.3(d).
          “Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries Controls, is Controlled by or is under Common Control with such Person.
          “After-Tax Basis” has the meaning set forth in Section 11.6.
          “Agreed Accounting Principles” means GAAP applied on a basis consistent with the Balance Sheet and subject to the adjustments described in Schedule 1.1(A).

          “Agreed Adjustments” has the meaning set forth in Section 3.3(c).
          “Agreed Rate” means the prime rate published by Citibank, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.
          “Allocation Schedule” has the meaning set forth in Section 8.2(e).
          “Assigned Participation Agreements” has the meaning set forth in Section 7.18(a).
          “ATMs” has the meaning specified in Section 5.10(i).
          “ATM Agreements” has the meaning specified in Section 5.10(i).
          “Balance Sheet” has the meaning set forth in Section 5.4(a).
          “Balance Sheet Date” means December 31, 2009.
          “Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (b) incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation or other employee compensation or benefit plan, program or agreement, in each case established or maintained by Seller, the Company or any of their Affiliates or to which Seller, the Company or any of their Affiliates contributes or is obligated to contribute, for the benefit of any employee of the Company or the Subsidiary.
          “Business” has the meaning specified in the second recital of this Agreement.
          “Business Day” means any day other than a Saturday, Sunday or federal holiday on which banks are open for business in Des Moines, Iowa.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.
          “Buyer Group Member” means (i) Buyer and its Affiliates, (ii) the equity holders, directors, officers, employees, agents and representatives of each of Buyer and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to timely perform its obligations under this Agreement and the Buyer Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.
          “CBWM” has the meaning specified in Section 7.17(a).
          “CDARS Deposits” has the meaning specified in Section 5.26(g).

          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
          “Claim Notice” has the meaning specified in Section 11.3.
          “Closing” means the closing of the transfer of the Shares from Seller to Buyer.
          “Closing Date” has the meaning specified in Section 4.1.
          “Closing Date Balance Sheet” has the meaning specified in Section 3.3(b).
          “Closing Date Net Worth” means the difference between the total assets and the total liabilities reflected in the Closing Date Balance Sheet.
          “COBRA” has the meaning specified in Section 8.3(f).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning specified in the first recital of this Agreement.
          “Company Account” has the meaning specified in Section 5.26(c).
          “Company Account Report” has the meaning specified in Section 5.26(c).
          “Company Agreements” has the meaning specified in Section 5.17.
          “Company Benefit Plan” means each Benefit Plan that is established or maintained by the Company or the Subsidiary and is designated as a Company Benefit Plan in Schedule 5.14(A).
          “Company Branch” means one of the branches of the Company.
          “Company Deposits” means, as of any given time, all deposits held by the Company, including demand deposits, savings accounts and certificates of deposits.
          “Company Employee” means each person who immediately prior to the Closing is an employee of the Company or the Subsidiary.
          “Company Fiduciary Accounts” means all Fiduciary and Agency Accounts administered under the Transfer Agreement, including all such accounts transferred pursuant to such agreement.
          “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or the Subsidiary or any predecessor of or successor to the Company or the Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the

Company or the Subsidiary or any predecessor of or successor to the Company or the Subsidiary (or another such predecessor or successor).
          “Company Investments” means, the securities and short term investments held by the Company.
          “Company Loans” means, each loan, revolving credit facility, letter of credit or other extension of credit or commitment to make any extension of credit by the Company.
          “Company Participation Loans” has the meaning specified in Section 7.18(a).
          “Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset used in the Business or owned, leased or operated by Company or the Subsidiary or any predecessor thereto.
          “Company Public Fund Deposits” has the meaning specified in Section 5.26(b).
          “Confidentiality Agreement” means the confidentiality agreement dated September 29, 2009 between Buyer and Seller.
          “Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.
          “Contract” means, with respect to any Person, any agreement, contract, indenture, undertaking, debt instrument, lease, license, consent, settlement, note, mortgage, understanding, arrangement, obligation or commitment to which such Person or any of its subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing.
          “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
          “Copyrights” means United States and non-U.S. copyrights, copyrightable works and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.
          “Court Order” means any judgment, order, award or decree of any United States federal, state or local, or any supra-national or non-U.S., court or tribunal and any award in any arbitration proceeding.
          “Deductible” has the meaning specified in Section 11.1(b).
          “Delinquent Loan” means a Company Loan that is: (i) past due for 90 days or more, (ii) non accruing, (iii) held for sale, (iv) a REPOS, (v) an ORE, or (vi) any other restructured asset, in each case as such terms are used in that certain summary of Company

Loans addressed to the Company’s board of directors, dated September 2009, entitled Credit Related Reports, made available to Buyer; provided that no Excluded Loan or Seller Participation Loan shall be a Delinquent Loan.
          “Effective Time” has the meaning specified in the Merger Agreement.
          “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.
          “Environmental Claim” has the meaning specified in Section 11.4(b).
          “Environmental Encumbrance” means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.
          “Environmental Law” means all Requirements of Laws relating to or addressing pollution, protection of the environment, and occupational health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “Estimated Purchase Price” means the Purchase Price, as defined herein, but determined on an estimated basis by Seller in good faith and as reflected in the certificate referred to in Section 3.2.
          “Excepted Notes” means original promissory notes for Company Loans in an aggregate original principal amount not exceeding $15,000,000 which Seller and the Company were unable to locate, after diligent search, to deliver to Buyer pursuant to Section 4.4.
          “Excluded Loans” has the meaning specified in Section 7.18(a).
          “Existing Title Insurance Policies” has the meaning specified in Section 5.10(a).
          “Expenses” means any and all out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding related to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
          “FDIA” has the meaning specified in Section 5.26(e).
          “FHLB Consent” has the meaning specified in Section 7.3(a).

          “FHLB Encumbrance” shall mean the security interest evidenced by UCC Financing Statement file number P456050, filed December 24, 2003 and continued June 26, 2008 (file number P569684-4) against the Company in favor of Federal Home Loan Bank of Des Moines.
          “FHLB Loan” means the advances to the Company, in the aggregate principal amount of $500,000, made by the Federal Home Loan Bank of Des Moines pursuant to the Advances, Pledge and Security Agreement between the Company and the Federal Home Loan Bank of Des Moines dated May 1, 2006.
          “GAAP” means accounting principles generally accepted in the United States.
          “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.
          “Governmental Body Loan” has the meaning specified in Section 5.25(d).
          “Governmental Permits” has the meaning specified in Section 5.9(a).
          “Indemnified Event” has the meaning specified in Section 11.6.
          “Indemnified Party” has the meaning specified in Section 11.3.
          “Indemnitor” has the meaning specified in Section 11.3.
          “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
          “Interest Rate Instruments” has the meaning specified in Section 5.29.
          “Investments” has the meaning specified in Section 5.27(a).
          “IRS” means the Internal Revenue Service.
          “Knowledge” means, with respect to Seller, the actual knowledge or conscious awareness, after due inquiry, of each of the individuals listed in Schedule 1.1(B) and, with respect to Buyer, the actual knowledge or conscious awareness, after due inquiry, each of the individuals listed in Schedule 1.1(C).
          “Landlord Leases” has the meaning specified in Section 5.10(h).
          “Leased Real Property” has the meaning specified in Section 5.10(h).
          “Loan Transfer Amount” has the meaning specified in Section 7.18(b).
          “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, deficiencies or other charges.

          “Material Adverse Effect” or “Material Adverse Change” means any fact, occurrence, condition, circumstance, change, effect or development that, individually or when taken together with all other facts, occurrences, conditions, circumstances, changes, effects or developments, is or could reasonably be expected to be materially adverse to the Shares, the Business or the assets, liabilities, financial condition, or results of operations, the Company and the Subsidiary taken as a whole, but excluding any adverse occurrence, condition, circumstance, change, or effect or development to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (ii) changes in Requirements of Laws, GAAP or regulatory or accounting principles, or authoritative interpretation thereof after the date of this Agreement that affect in general the banking industry, (iii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) compliance with the terms of, or the taking of any action contemplated by, this Agreement or any of the Seller Ancillary Agreements, (v) the markets or industry in which the Company operates generally, (vi) any failure by the Company to meet any internal projections or forecasts (it being understood that the facts or occurrences giving rise or contributing to any such occurrence, condition, circumstance, change, or effect or development which affects or otherwise relates to the failure to meet such projections or forecasts may be deemed to constitute, or be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Change or Material Adverse Effect), or (vii) the public announcement of this Agreement or the other agreements contemplated hereby or of the consummation of the transactions contemplated hereby or thereby, except in the case of each of clauses (i), (ii), (iii) and (v) immediately above to the extent that any such fact, occurrence, condition, circumstance, change, effect or development has a materially disproportionate impact on the Shares, Business or the assets, liabilities, financial condition or results of operations of the Company and the Subsidiary taken as a whole.
          “Merger” has the meaning specified in the fourth recital of this Agreement.
          “Merger Agreement” has the meaning specified in the fourth recital of this Agreement.
          “Origination Assistance Agreement” has the meaning specified in Section 7.19.
          “OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.
          “Owned Real Property” has the meaning specified in Section 5.10(a).
          “Participation Contracts” has the meaning specified in Section 5.25(a).
          “Patent Rights” means United States and non-U.S. patents, provisional or non-provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, re-examinations, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.

          “Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments which are not yet due and payable; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable and do not involve more than $25,000 in the aggregate; (iii) zoning, entitlement or other land use regulations that, in the reasonable discretion of Buyer, do not adversely impact Buyer’s use of the property as used by the Company or the Subsidiary; (iv) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not underlie any buildings or improvements on the property and which, in the reasonable discretion of Buyer, do not adversely impact Buyer’s use of the property as used by the Company or the Subsidiary; and (v) any reasonable conditions that may be shown by a current Survey or physical inspection of the property, which do not adversely impact Buyer’s use of such property as used by the Company or the Subsidiary. Unless approved in writing by Buyer, in the reasonable discretion of Buyer, any encroachment of improvements from any Owned Real Property onto adjoining properties or encroachments from adjoining properties onto any Owned Real Property (collectively, the “Removal Encroachments”) shall not constitute Permitted Encumbrances.
          “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
          “Preliminary Accounting Report” has the meaning specified in Section 3.3(a).
          “Preliminary Allocation Schedule” has the meaning specified in Section 8.2(e).
          “Preliminary Closing Date Balance Sheet” has the meaning specified in Section 3.3(a).
          “Preliminary Purchase Price” has the meaning specified in Section 3.3(a).
          “Pricing Certificate” has the meaning specified in Section 3.2.
          “Purchase Price” has the meaning specified in Section 3.1.
          “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.
          “Records” means all books, records, documents, data and files (in every format including all records maintained on electronic or magnetic media or in an electronic data base system) in the possession of Seller, the Company or the Subsidiary, or any of their respective agents or service providers, which relate to or are utilized by Seller, the Company or the Subsidiary or such agents or service providers to administer, reflect, monitor, evidence or record information concerning the Business, the Company, the Subsidiary or their assets, properties or employees (including, with respect to Company Loans, all documents executed or delivered in connection with such loan or loan participation, any and all collateral held as security therefor or in which a security interest, lien or mortgage has been granted and any and all guarantees, insurance and credit enhancements and rights of interest relating thereto and with respect to the Investments, all documents evidencing the Company’s or the Subsidiary’s rights with respect thereto), or to comply with any Requirements of Laws to which the Business, the Company Loans, Company Deposits or the Investments are subject, including Federal Reserve Board Regulation E (12 C.F.R. §205), Federal Reserve Board Regulation CC (12 C.F.R. §229) and applicable escheat and unclaimed property laws.
          “Related Deposits” means all Company Deposits held on behalf of a customer or customers of Seller or an Affiliate of Seller, which Company Deposits are referred to by the Company, Seller and Seller’s Affiliates as “inter-bank accounts.”
          “Related Persons” means (i) any Affiliate of the Company or the Subsidiary, including Seller, (ii) any current or former director, officer, employee, consultant or shareholder of the Company or the Subsidiary or any Affiliate of the Company or the Subsidiary, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Security Exchange Act of 1934, as amended) of a Person identified in clause (i), (ii) or (iii) immediately above.
          “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.
          “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
          “Removal Encroachments” has the meaning specified in the definition of “Permitted Encumbrances.”
          “Requirements of Laws” means any United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Law) and common law.
          “Requisite Regulatory Approval” has the meaning specified in Section 7.3(b).
          “Restricted Territory” means the State of Iowa.
          “Restricted Special Territory” means the 25-mile radius around each of Seller’s current branches located in Prairie du Chien, Fennimore, Lancaster, Potosi, Dickeyville, and Darlington, Wisconsin, to the extent such radius includes any territory in the State of Iowa.
          “Section 338(h)(10) Elections” has the meaning set forth in Section 8.2(e).

          “Section 338 Taxes” shall mean any Taxes that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Election.
          “Seller” has the meaning specified in the first paragraph of this Agreement.
          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.
          “Seller Group Member” means (i) Seller and its Affiliates, (ii) the directors, officers, employees, agents and representatives of each of Seller and its Affiliates and (iii) the respective successors and assigns of each of the foregoing.
          “Seller Participation Loans” has the meaning specified in Section 7.18(a).
          “Seller’s Pension Plan” has the meaning specified in Section 8.3(a).
          “Servicing Contracts” has the meaning specified in Section 5.25(a).
          “Shares” has the meaning set forth in the first recital of this Agreement.
          “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
          “Specified Contracts” has the meaning set forth in Section 7.5.
          “Stock Acquisition” has the meaning set forth in the third recital of this Agreement.
          “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
          “Subsidiary” has the meaning specified in the second recital of this Agreement.
          “Survey” has the meaning specified in Section 7.8(a).
          “Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company or the Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or the Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or the Subsidiary.
          “Third Person Claim” has the meaning specified in Section 11.3.
          “Title Commitment” has the meaning specified in Section 7.8(a).
          “Title Company” has the meaning specified in Section 7.8(a).
          “Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, moral rights, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing, and all goodwill of the business associated therewith.
          “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.
          “Transfer Affiliate” has the meaning specified in Section 7.18(a).
          “Transfer Agreement” means the Purchase and Succession Agreement by and among the Company and Citizens Bank Wealth Management, N.A., dated as of October 28, 2009.
          “Transition Services Agreement” has the meaning specified in Section 7.10.
          “WARN” has the meaning specified in Section 5.15(c).
     1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this

Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement, the Buyer Ancillary Agreements and the Seller Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
ARTICLE II
PURCHASE AND SALE
     2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances.
ARTICLE III
PURCHASE PRICE
     3.1. Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be determined in accordance with Section 3.3 and shall be equal to:
     (i) $50,035,000, minus
     (ii) the amount, if any, by which the Closing Date Net Worth is less than $43,935,000 (which amount represents the total equity capital as reflected on the Balance Sheet minus $1,100,000), or plus
     (iii) the amount, if any, by which the Closing Date Net Worth is more than $46,135,000 (which amount represents the total equity capital as reflected on the Balance Sheet plus $1,100,000).
     3.2. Determination of Estimated Purchase Price. At least three Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Pricing Certificate”) executed on behalf of Seller by the President or any Vice President of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available and setting forth (i) Seller’s best estimate of the Estimated Purchase Price, including an estimate of the various accounts which such officer anticipates based upon the most recent available financial statements will be reflected on the Closing Date Balance Sheet prepared in accordance with the Agreed Accounting Principles, (ii) details of all transfers, and the basis therefore, made pursuant to Schedule 1.1(A), (iii) the Loan Transfer Amount and the basis therefore and (iv) details of each reimbursement or series of related reimbursements made pursuant to Section 7.4(b)(xx) exceeding $500,000. Such certificate and the Estimated Purchase Price shall be subject to the prior written approval by Buyer, which approval shall not be unreasonably delayed, conditioned or withheld.
     3.3. Determination of Purchase Price.
     (a) As promptly as practicable following the Closing Date (but not later than 60 days after the Closing Date), Buyer shall:

     (i) prepare, in accordance with the Agreed Accounting Principles, a balance sheet as of the Closing Date (the “Preliminary Closing Date Balance Sheet”);
     (ii) determine the Purchase Price in accordance with the provisions of this Agreement (such Purchase Price as determined by Buyer being referred to as the “Preliminary Purchase Price”); and
     (iii) deliver to Seller the Preliminary Closing Date Balance Sheet and a certificate setting forth the Preliminary Purchase Price (the “Preliminary Accounting Report”).
     (b) Promptly following receipt of the Preliminary Accounting Report, Seller may review the same and, within 30 days after the date of such receipt, may deliver to Buyer a certificate (signed by its chief financial officer or its chief accounting officer) setting forth its objections to the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If Seller does not so object within such 30-day period, the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report shall be final and binding as the “Closing Date Balance Sheet” and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
     (c) If Seller so objects within such 30-day period, Buyer and Seller shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price and, if Seller and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the Closing Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.
     (d) If any objections raised by Seller are not resolved by Agreed Adjustments within the 30-day period next following such 30-day period, then Buyer and Seller shall submit the objections that are then unresolved to Deloitte (or to such other national accounting firm acceptable to both Seller and Buyer) and such firm (the “Accounting Firm”) shall be directed by Buyer and Seller to resolve the unresolved objections (based solely on the presentations by Buyer and by Seller as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles) as promptly as reasonably practicable and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The Preliminary Closing Date Balance Sheet and the Preliminary Purchase Price, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the Closing Date Balance Sheet and the Purchase Price, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

     (e) The parties hereto shall make available to Buyer, Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Seller.
     3.4. Adjustment. Promptly (but not later than five Business Days) after the determination of the Purchase Price pursuant to Section 3.3 that is final and binding as set forth therein:
     (i) if the Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account of Seller as Seller shall designate in writing to Buyer, an amount equal to the excess of the Purchase Price over the Estimated Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate; or
     (ii) if the Estimated Purchase Price exceeds the Purchase Price, Seller shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to Seller, an amount equal to the excess of the Estimated Purchase Price over the Purchase Price, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate.
ARTICLE IV
CLOSING
     4.1. Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the Closing will take place in the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, at 5:30 p.m., local time, on (a) April 23, 2010; provided, that if the conditions set forth in Articles IX and X are not satisfied or waived on or prior to April 23, 2010, then a day designated by Buyer within 35 days after the satisfaction or waiver of such conditions, which date shall be subject to Seller’s approval, which approval shall not be unreasonably delayed, conditioned or withheld or (b) such other date or time as Buyer and Seller may mutually agree (the time and date on which the Closing occurs, “Closing Date”).
     4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, Seller shall receive an amount equal to the Estimated Purchase Price as follows: (i) at the Closing, Buyer shall pay Seller an amount equal to the Estimated Purchase Price minus the Loan Transfer Amount by wire transfer of immediately available funds, to a bank account in the United States specified by Seller in writing to Buyer at least two Business Days prior to the Closing and (ii) as soon as practicable following, and subject to, Buyer’s receipt of the Loan Transfer Amount as provided in Section 7.18(b), Buyer shall pay Seller an amount equal to the Loan Transfer Amount by wire transfer of immediately available funds to such bank account.

     4.3. Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to Seller all the following:
     (a) a copy of Buyer’s Articles of Incorporation certified as of a recent date by the Secretary of State of the State of South Dakota;
     (b) a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of South Dakota;
     (c) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Articles of Incorporation of Buyer since a specified date; (ii) the By-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
     (d) the certificate of Buyer contemplated by Section 10.1, duly executed by the President or any Vice President of Buyer; and
     (e) the Transition Services Agreement duly executed by Buyer to the extent required pursuant to Section 7.10.
     4.4. Seller’s Deliveries.
     (a) Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Seller shall deliver to Buyer all the following:
     (i) a copy of the Articles of Incorporation of Seller certified as of a recent date by the Michigan Department of Energy, Labor and Economic Growth;
     (ii) a certificate of good standing of Seller issued as of a recent date by the Michigan Department of Energy, Labor and Economic Growth;
     (iii) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of Seller since a specified date; (ii) the By-laws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;
     (iv) a copy of the Articles of Incorporation of the Company certified as of a recent date by the Secretary of State of the State of Iowa;

     (v) a certificate of good standing of the Company issued as of a recent date by the Secretary of State of the State of Iowa;
     (vi) a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of the Company since a specified date; (ii) the By-laws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of the Merger Agreement, any documents contemplated thereby and the transactions contemplated thereby; (iv) resolutions of the sole shareholder of the Company approving the Merger Agreement and the Merger; and (v) incumbency and signatures of the officers of the Company executing the Merger Agreement and any documents contemplated thereby;
     (vii) a stock certificate or certificates representing the Shares, together with a stock power duly executed in blank by Seller;
     (viii) all consents, waivers or approvals obtained by Seller with respect to the transfer of the Shares or the consummation of the transactions contemplated by this Agreement and the Merger Agreement;
     (ix) the certificates of Seller contemplated by Section 9.1 duly executed by the President or any Vice President of Seller;
     (x) the minute books, stock ledger and corporate seal of the Company and the Subsidiary and stock certificates representing all issued and outstanding shares of the capital stock of the Subsidiary;
     (xi) the original promissory notes for each of the Company Loans;
     (xii) evidence, in form and substance reasonably satisfactory to Buyer, of the termination of each financing statement listed in Schedule 4.4, the release of any security interest relating thereto and the payoff and release of all liabilities and obligations related thereto;
     (xiii) a list of all Company Deposits with respect to which notice was received from the Internal Revenue Service that the taxpayer identification number is missing or incorrect, and the date on which such notice was received;
     (xiv) such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Shares to Buyer and the acquisition of the Company and the Business; and
     (xv) the Transition Services Agreement duly executed by Seller to the extent required pursuant to Section 7.10.

     (b) Notwithstanding the foregoing, Seller may omit delivering under Section 4.4(a)(xi) the Excepted Notes. As soon as practicable after locating any Excepted Note following the Closing Date, Seller shall deliver the same to Buyer. Further, Seller may omit delivery of the items specified in Section 4.4(a)(xii) relating to the FHLB Loan if Seller delivers to Buyer the FHLB Consent prior to Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in the Schedules referenced in this Article V (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties in this Article V to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent), Seller represents and warrants to Buyer and agrees as follows:
     5.1. Organization and Authority of the Company; Title to Shares.
     (a) The Company is a state bank duly organized, validly existing and in good standing under the laws of the State of Iowa. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1, which jurisdictions are the only ones in which the ownership or leasing of its assets and properties or the conduct of its business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify on account of the ownership or leasing of its assets and properties or the conduct of the Business. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. No later than January 31, 2010, the execution, delivery and performance of the Merger Agreement by the Company and all the documents contemplated thereby will have been duly authorized and approved by the board of directors of the Company and will not require any further authorization or consent of the Company or its shareholders. The board of directors of the Company will recommend that the Seller, as sole shareholder of the Company approve the Merger Agreement and the Merger. Such recommendation will not be revoked. No later than January 31, 2010, the Merger Agreement will have been duly authorized, executed and delivered by the Company and will be the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the documents contemplated thereby has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.
     (b) True and complete copies of the articles of incorporation and all amendments thereto and of the By-laws, as amended to date, of the Company have been made available to Buyer.
     (c) Schedule 5.1 sets forth the authorized capital stock of the Company and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Company. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights in the Company) or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company (or any other equity rights). All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of the Company are owned by Seller of record and beneficially free from all Encumbrances.
     (d) Upon delivery to Buyer on the Closing Date of the Shares as contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Shares, free and clear of all Encumbrances.
     5.2. Subsidiary and Investments.The Company owns, beneficially and of record, all of the issued and outstanding shares of capital stock of the Subsidiary free from all Encumbrances. Other than the Subsidiary, the Company does not directly or indirectly own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity or Control any corporation, partnership, limited liability company, joint venture or other entity. Schedule 5.2 sets forth the authorized capital stock of the Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Subsidiary. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Subsidiary. All of the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and nonassessable.
     (b) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction listed under its name in Schedule 5.2, which jurisdictions are the only ones in which the ownership or leasing of the Subsidiary’s assets and properties or the conduct of such Subsidiary’s business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that such Subsidiary is required so to qualify. The Subsidiary has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.
     (c) True and complete copies of the certificate or articles of incorporation and all amendments thereto and of the By-laws, as amended to date, of the Subsidiary have been made available to Buyer.
     5.3. Organization and Authority of Seller; No Conflict.
     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is duly qualified to transact business and is in good standing as a foreign corporation in the State of Iowa to the extent the conduct of its business or the ownership of the Shares requires such qualification. Seller has full power and authority to own the Shares and to execute, deliver and perform this Agreement and all of the Seller

Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by the board of directors of Seller and do not require any further authorization or consent of Seller or its shareholders. This Agreement has been duly authorized, executed and delivered by Seller and (assuming that this Agreement constitutes a valid and binding obligation of Buyer) is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller (assuming that such Seller Ancillary Agreements constitute valid and binding obligations of the other parties thereto) will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms except, in each case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, or by general equity principles. No later than January 31, 2010, Seller will cause the Merger Agreement to be duly executed and delivered by the Company and the Merger Agreement and the Merger will be duly approved by Seller in its capacity as the sole shareholder of the Company.
     (b) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement, the Merger Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon the Shares or any assets or properties of Seller, the Company or the Subsidiary, under (A) the charter or By-laws of Seller, the Company or the Subsidiary, (B) any Company Agreement, (C) any material Contract, Governmental Permit or other authorization, right, restriction or obligation to which Seller, the Company or the Subsidiary is a party or the Shares or the assets or properties of the Company or the Subsidiary are subject or by which Seller, the Company or the Subsidiary is bound (including any material Company Agreement), (D) any Court Order to which Seller, the Company or the Subsidiary is a party or any of the Shares are subject or by which Seller, the Company or the Subsidiary is bound, or (E) any Requirements of Laws affecting Seller, the Company or the Subsidiary, the Shares or the assets of the Company or the Business other than de minimis violations of Requirements of Laws; or
     (ii) require the approval, consent, authorization or act of, the expiration of any waiting periods, or the making by Seller, the Company or the Subsidiary of any declaration, filing or registration with, any Governmental Body.
     5.4. Financial Statements and Regulatory Filings.Schedule 5.4 contains the unaudited balance sheet of the Company and the Subsidiary on a consolidated basis as of December 31, 2009 (the “Balance Sheet”) and the related statement of income for the twelve months then ended. Such balance sheet and statement of income have been prepared in conformity with GAAP consistently applied, and present fairly, in all material respects, the financial position and results of operations of the Company and the Subsidiary on a consolidated basis as of the date and for the period covered thereby. Such balance sheet and statement of income include allocations of certain expenses for services and other costs of Seller attributable to the Company and the Subsidiary that are considered by Seller to be reasonable and do not include footnotes and other presentation items.
     (b) Since January 1, 2005, the Company and the Subsidiary have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Bodies. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied, in all material respects, with all of the statutes, rules and regulations enforced or promulgated by the Governmental Bodies with which they were filed.
     5.5. Operations Since Balance Sheet Date.
     (a) Except as set forth in Schedule 5.5(A), since the Balance Sheet Date, there has been no Material Adverse Change and as of the date of this Agreement no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting the assets or properties of the Company or the Subsidiary.
     (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, the Company and the Subsidiary have conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, the Company and the Subsidiary have not, and the Seller, with respect to the Company and the Subsidiary, has not:
     (i) changed its interest rate or fee pricing policies with respect to Company Deposits or Company Loans other than in the ordinary course of business consistent with past practice;
     (ii) amended, terminated, waived, assigned or modified the terms of any Company Loan or Company Deposit except in the ordinary course of business consistent with past practice and only to the extent not adverse to the Company or Buyer in any manner;
     (iii) entered into any new line of business or amended, waived or modified its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;
     (iv) sold, leased (as lessor), transferred, assigned or otherwise disposed of (including any transfers to Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets or properties reflected on the Balance Sheet or any assets acquired after the Balance Sheet Date (including any Company Loan), except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;
     (v) cancelled any debts owed to or claims held (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice;
     (vi) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
     (vii) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;
     (viii) delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
     (ix) allowed the levels of the inventory of the Company and the Subsidiary to vary in any material respect from the levels customarily maintained in the Business;
     (x) made, or agreed to make, any payment of cash or distribution of assets to Seller or any of its Affiliates other than reimbursing Seller or its Affiliate the amount of any bona fide liabilities of the Company that were duly paid by Seller or its Affiliate (other than the Company or the Subsidiary) on behalf of the Company in the ordinary course of business consistent with past practice and other than payments permitted by Schedule 1.1(A), or failed timely to pay to the Company any amount payable thereto by Seller or any of its Affiliates in the ordinary course of business consistent with past practice;
     (xi) acquired any real property or undertook or committed to undertake capital expenditures exceeding $25,000 in the aggregate;
     (xii) terminated any employee, except in the ordinary course of business consistent with past practice;
     (xiii) hired or promoted any employee except in the ordinary course of business consistent with past practice, or transferred or reassigned any employee other than to or from another Company Branch in the ordinary course of business consistent with past practice;
     (xiv) instituted any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company, other than normal increases in accordance with customary review and performance-based remuneration policies as in existence from time to time which do not increase the compensation and bonuses for all employees of the Company and the Subsidiary by more than 2% in the aggregate;
     (xv) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.2 or accelerating deductions to periods for which Seller is liable pursuant to Section 8.2);
     (xvi) made any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4, except as required by GAAP;
     (xvii) made any material change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting;
     (xviii) made any change, in any material respect, in any information technology system utilized by the Company or the Subsidiary; or
     (xix) agreed to any of the foregoing.
     5.6. No Undisclosed Liabilities. Neither the Company nor the Subsidiary is subject to any liabilities or obligations of any nature that would be required to be stated on a balance sheet prepared in accordance with GAAP, applied consistently with the preparation of the Balance Sheet, whether absolute, accrued, contingent or otherwise, other than liabilities and obligations (i) that are disclosed or reflected on the Balance Sheet, (ii) of the same nature as those set forth on the Balance Sheet and reasonably incurred in the ordinary course of the Business after the Balance Sheet Date consistent with past practice or (iii) disclosed in the schedules to Article V of this Agreement.
     5.7. Taxes. Except as set forth in Schedule 5.7, (i) the Company and the Subsidiary have filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Company and the Subsidiary for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) neither the Company nor the Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by the Company or the Subsidiary have been timely paid; (v) neither the Company nor the Subsidiary has waived or been requested to waive, or is otherwise subject to any waiver of, any statute of limitations in respect of Taxes which waiver is currently in effect; (vi) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired; (vii) to the Knowledge of Seller, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or the Subsidiary; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (ix) there are no Tax rulings, requests for rulings, or closing agreements relating to or affecting the Company or the Subsidiary that could affect the Company’s or the Subsidiary’s liability for Taxes for any period after the Closing Date; (x) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable period ending after the Closing Date; (xi) no claim has ever been made by a Taxing authority in a jurisdiction where the Company or the Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (xii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company or the Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor the Subsidiary will have any liability thereunder on or after the Closing Date; (xiii) there are no liens for Taxes upon the assets of the Company or the Subsidiary except liens relating to current Taxes not yet due; (xiv) all Taxes which the Company or the Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority; (xv) neither the Company nor the Subsidiary has been a member of any Company Group other than each Company Group of which it is a member as of the date hereof and neither the Company nor the Subsidiary has had any direct or indirect ownership in any corporation, partnership, joint venture or other entity other than the Subsidiary; (xvi) neither the Company nor the Subsidiary has any liability for Taxes of any other Person (other than the Company and the Subsidiary) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Requirements of Laws), pursuant to any Tax allocation or Tax indemnity agreement, or as a transferee or successor or otherwise; (xvii) no income or gain of the Company or the Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or -14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury Regulation § 1.1502-13 that would be required to be taken into account in connection with the transaction contemplated in this Agreement; (xviii) no excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) exists with respect to the stock of Company or the Subsidiary; and (xix) during the last three years, neither the Company nor the Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.
     (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”).
     5.8. Availability of Assets. Except as set forth in Schedule 5.8, the assets and properties owned or leased by the Company and the Subsidiary constitute all the assets and properties used in or necessary for the operation of the Business as currently conducted by the Company and the Subsidiary (including all books, records, computers and computer programs and data processing systems). On the Closing Date, all assets and properties owned or leased by the Company or the Subsidiary (including the Records) and all collateral security for any Company Loans of any nature whatsoever will be located at the Company Branches.
     5.9. Governmental Permits.
     (a) The Company and the Subsidiary each owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits set forth in Schedule 5.9 have heretofore been made available to Buyer by Seller.
     (b) Except as set forth in Schedule 5.9, (i) each of the Company and the Subsidiary has fulfilled and performed its obligations under each of the Governmental Permits in all material respects; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute, a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Company or the Subsidiary under any such Governmental Permit, has been received by, or to the Knowledge of Seller is pending; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not result in the occurrence of any breach, default or forfeiture of rights thereunder, or require the consent, approval, or act of, or the making of any filing with, any Governmental Body.
     5.10. Real Property.
     (a) Schedule 5.10(A) contains a brief description of (i) each parcel of real property owned by the Company or the Subsidiary (each an “Owned Real Property”), showing the record title holder, permanent index (tax) number and common address and of each option held by Seller, the Company and/or a Subsidiary to acquire any real property. Schedule 5.10(A) also contains a copy of any existing title insurance policy currently owned or obtained by Seller, the Company or the Subsidiary for each of the Owned Real Properties (collectively, “Existing Title Insurance Policies”), and a copy of any written appraisal (if any) or other valuation (if any) of such Owned Real Properties prepared by or for Seller, the Company or a Subsidiary within the two (2)-year period prior to the date of this Agreement.
     (b) To Knowledge of Seller, Seller has made available to Buyer true, accurate and complete copies of any written materials in the Company’s or the Subsidiary’s possession or of which Seller has Knowledge, which written materials contain information that would have an adverse effect on the use and operation of the Owned Real Properties as they are currently being used and operated, or on the marketability of the Owned Real Properties. The written materials related to the Owned Real Properties delivered to Buyer are true, accurate and complete in all material respects.
     (c) All of the buildings, structures and improvements located on any of the Owned Real Properties, including, without limitation, the roofs, plumbing, heating, ventilation, air conditioning, electrical, drainage, sewer utility supplies, road and irrigation systems, are in all material respects, in good working order, free of material defects, suitable for use in the operation of the business conducted therein by the Company and the Subsidiary in compliance with all Requirements of Laws. There is no material construction affecting any portion of any of the Owned Real Properties which is not substantially completed as of the date hereof. The consummation of the transactions contemplated by this Agreement and the Merger Agreement will not prevent Buyer from continuing to use or possess any portion of any of the Owned Real Properties in the same manner such Owned Real Properties were used or possessed by Seller, the Company or the Subsidiary immediately prior to the Closing of the transactions contemplated by this Agreement.
     (d) The Owned Real Properties have adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas, and electricity connections, adequate fire protection, drainage, direct and insurable (pursuant to one or more endorsements to a Title Commitment) means of access, ingress and egress to and from public highways and, without limitation, other public utilities, in each case adequate to conduct the business in the manner currently conducted by Seller, the Company and the Subsidiary therein. The parking facilities located on the Owned Real Properties, if any, meet, in all material respects, all requirements imposed by all Requirements of Laws (including zoning laws). All of such public utilities are installed and operating, and all installation and connection charges have been paid in full. None of Seller, the Company or the Subsidiary has received any written notice of any fact or condition existing which would reasonably be expected to result in the termination or reduction of the current access from the Owned Real Properties (or any of them) to existing roads and highways, or to sewer or other utility services presently serving any of the Owned Real Properties.
     (e) Neither Seller, the Company nor the Subsidiary is obligated under, or a party to, any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of any of the Owned Real Properties. Except for Seller, the Company or a Subsidiary, no Person has any right to use, lease, possess and/or occupy any portion of the Owned Real Properties and there are no oral or written agreements between Seller, the Company or a Subsidiary and any other Person providing such Person the right to use, occupy or possess all or any portion of any of the Owned Real Properties.
     (f) Each of the Owned Real Properties substantially complies with all requirements of each applicable insurance policy covering such Owned Real Property and neither Seller, the Company nor the Subsidiary has received from any of the insurers thereunder any written notice requiring that any work be performed at any of the Owned Real Properties. To the Knowledge of Seller, there are no defects or inadequacies in the Owned Real Properties that would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor, or create or be likely to create, a hazard, excessive maintenance costs or material operating deficiencies. Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of Seller, no such condemnation or other taking is threatened or contemplated.
     (g) The most recent assessment of the value of each Owned Real Property for real property tax purposes by the applicable Taxing authority is set forth in Schedule 5.10(A). Seller has provided to the Company true and complete copies of such assessments.
     (h) Schedule 5.10(H) sets forth a list and brief description of each lease or similar Contract (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) (“Landlord Lease”) under which either the Company or the Subsidiary is lessor of any of the Owned Real Property (the “Leased Real Property”). Except as set forth on Schedule 5.10(H), and except for Permitted Encumbrances, there are no Contracts or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by any Person other than the Company or the Subsidiary. Each of the Landlord Leases constitutes the legal valid and binding obligation of the Company or Subsidiary (as the case may be), and, to the Knowledge of Seller, of each of the other parties thereto, and is in full force and effect (except to the extent that any Landlord Lease expires in accordance with its terms). Except as set forth on Schedule 5.10(H), to the Knowledge of Seller, the Company or the Subsidiary (as the case may be) has fulfilled and performed, in all material respects, its obligations under the Landlord Leases in accordance with their respective terms. Except as set forth on Schedule 5.10(H), to the Knowledge of Seller, neither the Company nor a Subsidiary (on the one hand) nor any other Person (on the other hand) to any Landlord Lease is, or is alleged to be, in breach or default under any Landlord Lease, nor, does there exist any condition which with the passage of time or the giving of notice or both would result in a breach or default thereunder. None of the Landlord Leases contains any option, right of first refusal, right of first offer, put option, equity participation right or any other contractual right to offer, purchase, acquire, sell, assign or dispose of any portion of the Leased Real Properties. All sums due and owing, if any (including any tenant improvement allowances) at the date of this Agreement by the Company or the Subsidiary (as the case may be) pursuant to the Landlord Leases have been paid and all sums due and owing (if any) through the Closing Date by the Company or the Subsidiary (as the case may be) pursuant to the Landlord Leases will be paid as and when due. Schedule 5.10(H) also sets forth, with respect to each Landlord Lease, each of the security deposits funded by the lessee or tenant thereunder and the true and correct amount of each such security deposit. Except as set forth on Schedule 5.10(H), neither the Company nor the Subsidiary has accepted a security deposit from any lessee or tenant in connection with any of the Landlord Leases. Seller has made available to Buyer, true, complete and accurate copies of all Landlord Leases, including all amendments and modifications thereto and any and all material written notices or other agreements relating to any of such Landlord Leases. Except as set forth on Schedule 5.10 (H), neither the Company nor the Subsidiary is (a) renegotiating any of the Landlord Leases or (b) currently paying liquidated damages in lieu of performance under any of the Landlord Leases. Except as set forth in Schedule 5.10(H), the consummation of the closing of the transactions contemplated by this Agreement and by the Merger Agreement do not require the consent of the other Person that is party to the applicable Landlord Lease.

     (i) Schedule 5.10(I) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, and the address and location thereof) under which the Company or the Subsidiary operates, as a lessee, tenant, licensee or otherwise an automated teller machine (“ATMs”) on real property owned by other Persons (“ATM Agreements”). In the event that the Company or a Subsidiary operates an ATM on real property owned by any other Person pursuant to a verbal ATM Agreement, Schedule 5.10(I) denotes the fact that such arrangement is verbal, and further sets forth a brief description of the verbal ATM Agreements between the Seller, Company or Subsidiary and such other Person.
     (j) Except for the ATM Agreements, neither the Company nor the Subsidiary is a party to or bound by any Contract or lease (written or verbal) under which the Company is lessee of, or holds or operates, any real property owned by any third.
     5.11. Personal Property.
     (a) Schedule 5.11(A) contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person. The Subsidiary is not a party to any such agreement.
     (b) All of the personal property and assets owned or leased by the Company or the Subsidiary are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.
     5.12. Intellectual Property; Software.Schedule 5.12(A) contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Patent Rights, Copyrights and Trademarks (including all registered assumed or fictitious names under which the Company or the Subsidiary is conducting the Business or has within the previous five years conducted the Business), in each case owned by the Company or the Subsidiary.
     (b) Schedule 5.12(B) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company or the Subsidiary that is material to the conduct of the Business; provided, that Schedule 5.12(B) does not list mass market Software owned by, licensed to or used by the Company or the Subsidiary that is commercially available.
     (c) Schedule 5.12(C) contains a list and description (showing in each case the parties thereto) of all Contracts (including sublicenses, assignments and indemnities) which relate to Intellectual Property or Software owned by, licensed to or used by the Company or the Subsidiary that is material to the conduct of the Business; provided, that Schedule 5.12(C) does not list agreements for mass market Software licensed to the Company or the Subsidiary that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.
     (d) Except as disclosed in Schedule 5.12(D), the Company or the Subsidiary either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software used in the Business, free and clear of any Encumbrance other than Permitted Encumbrances; or (ii) has the perpetual, royalty-free right to use the same, and to the Knowledge of Seller there is no other Intellectual Property or Software necessary for the Company and the Subsidiary to conduct the Business as currently conducted or planned to be conducted.
     (e) Except as disclosed in Schedule 5.12(E): (i) all issued or registered Copyrights, Patent Rights and Trademarks required to be identified in Schedule 5.12(A) are valid and in force, and all patent applications and applications to register any unregistered Copyrights and Trademarks so identified are pending and in good standing; (ii) the Company and the Subsidiary each has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company or such Subsidiary, as the case may be, and to the Knowledge of Seller, there is no basis for any such action; (iii) the Company and the Subsidiary each has taken all actions reasonably necessary to protect and where necessary register, the Intellectual Property owned by the Company or the Subsidiary, as the case may be; (iv) the Company and the Subsidiary are not in breach of any agreement affecting the Intellectual Property or Software used by the Company or the Subsidiary and have not taken any action that would impair or otherwise adversely affect their rights in the Intellectual Property or Software used by the Company and the Subsidiary; and (v) there are no pending or, to the Knowledge of Seller threatened, interferences, re-examinations, oppositions or cancellation proceedings involving the Patent Rights or Trademarks of the Company or the Subsidiary.
     (f) Except as set forth in Schedule 5.12(F): (i) no infringement, misappropriation or violation of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Business; (ii) no written claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made in respect of the operations of the Business; (iii) no written claim of invalidity of any Intellectual Property owned by the Company or the Subsidiary has been made by any other Person; (iv) no proceedings are pending or, to the Knowledge of Seller, threatened that challenge the validity, ownership or use of any Intellectual Property owned by the Company or the Subsidiary; (v) the Company and the Subsidiary has not had notice of, or knowledge of any basis for, a claim against the Company or the Subsidiary that the operations, activities, services, Software, equipment or processes of the Business infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person; and (vi) to the Knowledge of Seller, no Person infringes, misappropriates or violates any Intellectual Property owned or exclusively licensed by or to the Company or the Subsidiary.
     (g) Except as disclosed in Schedule 5.12(G), no Intellectual Property or Software material to the conduct of the Business is subject to any use, transfer, licensing, assignment, change of control, site, equipment, or other operational limitations, whether pursuant to agreement or any order, judgment, writ, injunction or decree of any court or Governmental Body.
     5.13. Title to Property. Except as set forth in Schedule 5.13, the Company and the Subsidiary have indefeasible title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. On the Closing Date, the Company and the

Subsidiary will have indefeasible title in fee simple absolute to all Owned Real Property and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. The Company and the Subsidiary each has good and marketable title to all of its other assets and properties, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.13, and on the Closing Date, other than, to the extent applicable, the FHLB Encumbrance in the event Seller has delivered the FHLB Consent to Buyer prior to the Closing Date, the Company and the Subsidiary will each have good and marketable title to such assets and properties (other than Owned Real Property), free and clear of all Encumbrances, except for Permitted Encumbrances.
     5.14. Employees and Related Agreements; ERISA.
     (a) Schedule 5.14(A) sets forth a list of all Benefit Plans, and specifies which of the Benefit Plans are Company Benefit Plans. With respect to each Benefit Plan, Seller has delivered or made available to Buyer a true and correct copy of (i) each current written plan document or agreement and all amendments thereto, (ii) each current trust agreement, insurance contract or administration agreement relating to such plan or agreement, (iii) the most recent summary plan description or other written explanation of each such plan provided to participants, (iv) the three (3) most recent annual reports (Form 5500) and accompanying schedules and actuarial reports filed with the IRS, (v) the most recent determination letter, if any, issued by the IRS with respect to any such plan intended to be qualified under section 401(a) of the Code and (vi) all correspondence with the IRS, the Department of Labor, the Securities and Exchange Commission or Pension Benefit Guaranty Corporation relating to any outstanding controversy or audit.
     (b) Each Benefit Plan has been operated and administered in material compliance with its terms and with applicable Requirements of Laws including, but not limited to, ERISA and the Code (including Section 409A of the Code). Set forth in Schedule 5.14(B) is a list of each Benefit Plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. None of Seller, the Company or any of their Affiliates, or, to the Knowledge of Seller, any other Person, has engaged in a transaction with respect to any Benefit Plan that could subject the Company or the Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such plan for which determination letters are currently available, and no fact or event has occurred since the date of such determination letter or letters from the IRS that would adversely affect the qualified status of any such plan or the exempt status of any trust maintained thereunder. Each Benefit Plan subject to Title IV or Section 302 of ERISA has been operated in material compliance with such provisions, and no condition exists that presents a risk to Seller, the Company or the Subsidiary, or any of their ERISA Affiliates of incurring any liability under such provisions, and no liability under any such Benefit Plan will become a liability of Buyer, the Company or any of their Affiliates. No Benefit Plan subject to Title IV of ERISA has incurred an accumulated funding deficiency (whether waived or not) within the meaning of Section 412 of the Code or Section 302 of ERISA. No Benefit Plan subject to Title IV of ERISA has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year. None of Seller, the Company or the Subsidiary, or any of their ERISA Affiliates has provided, or is required to provide, security under any Benefit Plan pursuant to Section 401(a)(29) of the Code. None of Seller, the Company or the Subsidiary, or any of their ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full. None of Seller, the Company or the Subsidiary, or any of their ERISA Affiliates is required and has not been required within the preceding six years to contribute to any multiemployer plan or multiple employer plan (as defined in Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA).
     (c) All contributions required to be made under the terms of any Benefit Plan have been timely made and all obligations of the Company and the Subsidiary with respect of each such plan have been properly accrued and appropriately reflected on the Balance Sheet.
     (d) Except as set forth in Schedule 5.14(D), none of Seller, the Company or the Subsidiary, or any of their Affiliates has any obligation to provide welfare benefits to retirees or former employees of the Company or the Subsidiary, other than coverage mandated by Part 6 of Title I of ERISA or similar state law.
     (e) Except as set forth in Schedule 5.14(E), none of Seller, the Company the Subsidiary, or any of their Affiliates is a party to or obligated under any Contract with any employee of the Company or the Subsidiary with respect to length, duration or material conditions of employment (or the termination of employment), salaries, bonuses, percentage compensation, deferred compensation, health insurance, any other material form of remuneration or benefits that is not terminable at will by Seller, the Company or the Subsidiary, or any of their Affiliates, as applicable, or any successor employer, without cost, liability, penalty or other monetary or non-monetary obligation of any kind, including any termination or severance payments;
     (f) There is not pending or, to the Knowledge of Seller as of the date hereof, threatened any action or other claim or investigation against any of Seller, the Company or the Subsidiary, or any of their Affiliates for actual or possible violation of any agreement, or for violation of any material right or obligation under any of the Benefit Plans, nor to the Knowledge of Seller as of the date hereof, is there any reasonable basis for any such action or other claim (other than routine claims for benefits) or investigation, which in any case could result in a liability to the Company or its Subsidiary;
     (g) No Company Employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind to which Seller, the Company or the Subsidiary is a party or to which Seller otherwise has Knowledge, in each case that would impede in any material way the ability of such Company Employee or the Subsidiary to carry out fully all of his or her activities and duties for the Company and the Subsidiary;
     (h) Except as set forth in Schedule 5.14(H), no current or former employee of the Company or the Subsidiary is a participant of the Company’s supplemental executive retirement plan;

     (i) Except as expressly set forth in Section 8.3, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any employee of the Company or the Subsidiary or any other person to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or limit or restrict the right of the Company or the Subsidiary, or after the consummation of the transactions contemplated hereby, Buyer, to merge, amend or terminate any Benefit Plan; and
     (j) All Persons classified or treated by any of the Seller, the Company or any of their Affiliates as independent contractors or otherwise as non-employees with respect to the Company and the Subsidiary satisfy in all material respects all applicable laws, rules, regulations and other Requirements of Laws to be so classified or treated, and each of the Companies and the Subsidiary has fully and accurately reported in all material respects their compensation of any kind on IRS Forms 1099 or as otherwise pursuant to Requirements of Laws.
     (k) Schedule 5.14(K) contains: (i) a list of all employees of the Company and the Subsidiary as of the date of this Agreement; (ii) the current annual compensation of, and a description of the fringe benefits provided by Seller, the Company or their Affiliates to any such employees; (iii) a list of all present or former employees of the Company or the Subsidiary who have terminated, given notice of their intention to terminate or received notice from the Company or the Subsidiary of an intention to terminate their relationship with the Company or the Subsidiary since July 1, 2009; (iv) a list of any increase, effective after July 1, 2009, in the rate of compensation of any employees or commission salespersons if such increase exceeds 3% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons. Schedule 5.14(K) sets forth (x) the name of each former employee of the Company or the Subsidiary who has been transferred to Seller or any Affiliate of Seller, other than the Company or the Subsidiary since July 1, 2009 and (y) the name of each former employee of Seller or any of its Affiliates, other than the Company and the Subsidiary, who has been transferred to the Company or the Subsidiary since July 1, 2009.
     (l) Except as set forth in Schedule 5.14(L), (i) to the Knowledge of Seller, neither the Company nor the Subsidiary is involved in any transaction or other situation with any employee, officer, director or Affiliate of Seller which may be generally characterized as a “conflict of interest,” including direct or indirect interests in the business of competitors, suppliers or customers of the Company or the Subsidiary, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.
     5.15. Employee Relations. Except as set forth in Schedule 5.15:

     (a) There is not now in existence, nor has there been within the three-year period prior to Closing, any pending or, to the Knowledge of Seller, threatened: (i) strike, slowdown, stoppage, picketing, interruption of work, lockout, or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (ii) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; or (iii) material grievance, arbitration, administrative hearing, claim of unfair labor practice, other union- or labor-related action or other claim, workers’ compensation claim, claim or investigation of wrongful discharge, claim or investigation of employment discrimination or retaliation, claim or investigation of sexual harassment, or other employment dispute of any nature, against Seller, the Company or any of their Affiliates with respect to current or former employees of the Company or the Subsidiary.
     (b) None of Seller, the Company or any of their Affiliates is, or within the three-year period prior to Closing has been, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization with respect to current or former employees of the Company or the Subsidiary. None of the employees of the Company or the Subsidiary are subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award, or are represented by any labor organization.
     (c) For the three-year period preceding the date hereof, each of Seller, the Company and their Affiliates: (i) is and has been in material compliance with all applicable federal, state, local, foreign and other Requirements of Laws which relate to employment, equal employment opportunity (including Requirements of Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs (including the Worker Adjustment and Retraining Notification Act and comparable state, local or other Requirements of Laws) (collectively, “WARN”); and (ii) is not and has not been (individually or collectively in any respect) liable for any material arrears of wages, other compensation or benefits, or any taxes or penalties for failure to comply with any of the foregoing, in each case with respect to current or former employees of the Company or the Subsidiary.
     (d) Seller has caused the Company to provide or make available to Buyer true, correct and complete summaries of all layoffs and other losses of employment experienced at any site of employment of the Company or the Subsidiary, or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiary, during the 90-day period preceding the date of this Agreement.
     5.16. Contracts.
     (a) Except as set forth in Schedule 5.16(A) or any other Schedule hereto, neither the Company nor the Subsidiary is a party to or bound by:
     (i) any Contract for the purchase or sale of real property;

     (ii) any Contract for the purchase of services, materials, supplies or equipment which can reasonably be expected to involve the payment of more than $25,000 in 2010 or which extends beyond June 30, 2010;
     (iii) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) entered into since January 1, 2005;
     (iv) any guarantee of the obligations of officers, directors, employees, Affiliates or others;
     (v) any Contract which provides for, or relates to, the incurrence by the Company or the Subsidiary of indebtedness for borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing);
     (vi) any Contract providing for a power of attorney on behalf of the Company or the Subsidiary;
     (vii) any Contract, other than this Agreement, that requires the Company to indemnify or hold harmless any Related Person;
     (viii) any Contract which involves exclusive dealing or which limits or restricts in any respect (A) where the Company or any of its Affiliates (including Buyer and its Affiliates following the Closing) may conduct any business or (B) the type or line of business or activities in which the Company or any of its Affiliates (including Buyer and its Affiliates following the Closing) may engage;
     (ix) any Contract with any Related Person.;
     (x) any Contract with a Governmental Body; or
     (xi) any other Contract that is material to it or its financial condition or results of operations.
     (b) For each Contract providing for indebtedness for borrowed money set forth in Schedule 5.16(A), such Schedule also sets forth the key terms thereof, including the outstanding principal balance, the applicable interest rate, and a description of all collateral pledged as security therefor. Except as set forth in Schedule 5.16(B), all collateral pledged by the Company as security for borrowings by the Company from the Federal Home Loan Bank of Des Moines or the Federal Reserve Bank of Chicago or pledged to the treasurer of the State of Iowa as described in Schedules 4.4 and 5.13 are in the possession of the Company and not Seller or any other party. On the Closing Date, all collateral pledged by the Company as security for borrowings by the Company from the Federal Home Loan Bank of Des Moines, the Federal Reserve Bank of Chicago or the treasurer of the State of Iowa will be in the possession of the Company and not Seller or any other party.

     5.17. Status of Contracts. Except as set forth in Schedule 5.17, each of the Participation Contracts, Servicing Contracts and the Contracts listed in Schedules 5.10(H), 5.10(I), 5.11(A), 5.12(C), 5.14(B), 5.16, 5.24(B) and 5.27(A) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the of the Company or the Subsidiary, as applicable, and, to Seller’s Knowledge, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights, or by general equity principles. Each of the Company Agreements is in full force and effect. Each of the Company and the Subsidiary has fulfilled and performed its obligations under each of the Company Agreements, and the Company and the Subsidiary each is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company, the Subsidiary or by any such other party. Neither the Company nor the Subsidiary is currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. Complete and correct copies of each of the Company Agreements have heretofore been made available to Buyer by Seller.
     5.18. No Violation or Litigation. Except as set forth in Schedule 5.18:
     (i) neither the Shares, nor the Company, the Subsidiary or any of their respective assets or properties is subject to any Court Order;
     (ii) the assets and properties of the Company and the Subsidiary and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;
     (iii) the Company, the Subsidiary and the Seller, with respect to the Shares, the Business, the Company and the Subsidiary, have complied, in all material respects, with all Requirements of Laws and Court Orders which are applicable to the Shares, the Company, the Subsidiary, the assets or properties of the Company and the Subsidiary and the Business, including all consumer privacy laws, the Truth in Lending Act, the Home Owners Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT act, the BSA and the CRA (and, with respect to the CRA, currently has rating of “Satisfactory” or better);
     (iv) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against, affecting or relating to the Shares, the Company or the Subsidiary or their assets or properties or the Business (including any in which Seller, the Company or the Subsidiary is the plaintiff or claimant), nor to the Knowledge of Seller, is there any reasonable basis for any of the same; and

     (v) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement or the Merger Agreement.
     5.19. Regulatory Matters.
     (a) Except as set forth in Schedule 5.19, each of Seller (with respect to the Company or the Subsidiary), the Company and the Subsidiary is in compliance, in all material respects, with all Requirements of Laws, and has not been advised that it is not in compliance with, any Requirements of Law in any material respect. Except as set forth in Schedule 5.19, none of Seller, with respect to the Company or the Subsidiary, the Company or the Subsidiary is subject to, or is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Seller, the Company or the Subsidiary.
     (b) Neither Seller nor the Company has received notice from any Governmental Body indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement or the Merger Agreement.
     5.20. Environmental Matters.The Company Properties, and the operations of the Company and the Subsidiary, are in compliance with applicable Environmental Law.
     (b) There has not been any storage, disposal, arrangement for disposal, presence or Release of any Contaminant at, in, on or from any Company Property by the Company, the Subsidiary or by any other Person that could result in liability to the Company or the Subsidiary under Environmental Laws. Neither the Company, nor the Subsidiary, nor any other Person has engaged in any activity involving the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), Release or disposal of Contaminants at or from any Company Property except in compliance with Environmental Law.
     (c) Seller has not received actual notice that the Company, the Subsidiary, any of the present Company Property or operations, or the past Company Property or operations, is subject to any on-going investigation by or order from any Governmental Body, or claim or demand by any Person (including any prior owner or operator of Company Property) respecting (i) any violation of Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment, and there are no facts or conditions relating to the Company, the Subsidiary or any Company Property that could result in any such investigation, order or any claim or demand under Environmental Laws.
     (d) Neither the Company nor the Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law.

     (e) The Company has duly followed applicable internal policies regarding the avoidance of environmental risk in connection with loan origination activities and there have been no Losses and Expenses relating to or arising from the environmental condition of any collateral.
     (f) Neither of the Company nor the Subsidiary has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant.
     (g) No Environmental Encumbrance has attached to any Company Property.
     (h) There is no asbestos-containing material present in or on any Company Property other than asbestos that (x) is in good repair, (y) does not require removal, repair or replacement to comply with Environmental Law and (z) is managed pursuant to a commercially reasonable asbestos operation and maintenance program.
     5.21. Insurance. Schedule 5.21 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company or the Subsidiary on the date hereof with respect to the Company’s and the Subsidiary’s assets or properties or the Business. The Company and the Subsidiary have complied in all material respects with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner. Seller has made available to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Company’s and the Subsidiary’s assets or properties. The Company maintains insurance coverages in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate for similar businesses.
     5.22. Merger Agreement. All the representations and warrants made by the Company in the Merger Agreement will be true and correct when made and will be true and correct immediately prior to the Closing Date with the same force and effect as if such representations and warrants were made at and as of immediately prior to the Closing Date. The Company will comply with its obligations and agreements in the Merger Agreement.
     5.23. Bank Accounts; Power of Attorney; Minute Books.
     (a) Schedule 5.23 sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and the Subsidiary and persons authorized to sign or otherwise act with respect thereto and a complete and correct list of all persons holding a general or special power of attorney granted by the Company or the Subsidiary and a complete and correct copy thereof.
     (b) True and complete copies of the minute books and stock transfer records of the Company and the Subsidiary have been made available to Buyer. Such minute books contain, in all material respects, true and complete records of all meetings and other corporate action taken by the Board of Directors and shareholders of the Company and the Subsidiary. Such stock transfer records are true and complete.

     5.24. Related and Other Transactions.
     (a) Schedule 5.24(A) sets forth (i) a description of (A) all services provided by the Company or the Subsidiary to Seller or any Affiliate of Seller or (B) any use by Seller or any other Affiliate thereof of either (x) any assets or properties of the Company or the Subsidiary or (y) any employees of the Company or the Subsidiary in each case for any purpose other than the conduct of the Business, and the manner in which the Company or Subsidiary has been compensated for the costs of providing such services or use, and (ii) a description of (A) all services provided by Seller or any Affiliate of Seller to the Company or the Subsidiary or (B) any use by the Company or the Subsidiary of either (x) any assets or properties of the Seller or any other Affiliate thereof or (y) any employees of the Seller or any other Affiliate thereof for the conduct of the Business, and the manner in which the Company or Subsidiary has compensated the Seller or such Affiliate for the costs of providing such services or use.
     (b) Except as set forth in Schedule 5.24(B), since December 31, 2008, the Company and the Subsidiary have not, directly or indirectly, purchased, leased or otherwise acquired any material property or obtained any material services, or sold, leased or otherwise disposed of any material property or furnished any material services in the ordinary course of business or otherwise, from or to any Related Person. Except as set forth in Schedule 5.24(B), the Company does not owe any amount to, or have any Contract with or commitment to, any Related Person (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business to employees of the Company and the Subsidiary) and none of such Related Persons owes any amount to the Company.
     (c) Neither the Company nor the Subsidiary nor any officer, employee or agent or other person acting on behalf of the Company or the Subsidiary has, directly or indirectly, since December 31, 2005, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business (or assist the Company or the Subsidiary in connection with any actual or proposed transaction) (i) which might subject the Company or the Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the Business, assets, operations or prospects of the Company or the Subsidiary or which would subject the Company or the Subsidiary to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.
     5.25. Company Loans.
     (a) Schedule 5.25(A) sets forth, or incorporates therein by reference, a complete and accurate list of all Company Loans as of December 31, 2009. In addition:
     (i) Schedule 5.25(A)(i) sets forth the following as of such date with respect to each Company Loan: the name of borrower, location of borrower and collateral, account number, principal amount outstanding, current interest rate paid, whether the interest rate is fixed or floating, aggregate amount due and payable, term and maturity, Company Loan grade/classification under the Company’s lending guidelines, regulatory description and the Company description of loan category, loan to value (to the extent available), and credit risk rating;
     (ii) Schedule 5.25(A)(ii) sets forth, as of such date, a complete and accurate list of all Company Loans which are subject to any participation or any similar Contract, including a description of each such participation or Contract, and all Contracts relating thereto (collectively, the “Participation Contracts”);
     (iii) Schedule 5.25(A)(iii) sets forth, as of such date, a complete and accurate list of all Company Loans which are not serviced by the Company, including, a description of each Contract relating to such servicing (collectively, the “Servicing Contracts”); and
     (iv) Schedule 5.25(A)(iv) sets forth, a of such date, a complete and accurate list of all Company Loans which are Delinquent Loans.
     (b) As to the Company Loans:
     (i) Each Company Loan was made by the Company in the ordinary course of business and is administered in all material respects in accordance with (A) the Company’s standard loan underwriting, credit servicing and operating policies and procedures as in effect from time to time other than non-material exceptions to such policies and procedures approved by the Company in the ordinary course of business, (B) all Requirements of Laws and (C) the respective loan documents governing such Company Loan. Except as set forth in Schedule 5.25(A)(ii) and Schedule 5.25(A)(iii), each of the Company Loans has been originated, serviced and administered by the Company. Except as set forth in Schedule 5.25(A)(ii), none of the Company Loans is subject to any participation agreement or similar arrangement.
     (ii) None of the rights or remedies under the documentation relating to the Company Loans has been amended, modified, waived, subordinated or otherwise altered by the Company, except as evidenced by a written instrument which is a part of the file with respect to the Company Loans made available to Buyer and was entered into by the Company in good faith and in the ordinary course of business.
     (iii) Except as set forth in Schedule 5.25(B)(iii), each Company Loan is evidenced by a promissory note. Each Company Loan and each promissory note evidencing such Company Loan and the related security agreements and guarantees constitute the legal, valid and binding obligation of the respective borrower(s) or obligor(s), enforceable against such borrower(s) and obligor(s) in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     (iv) Each secured Company Loan is secured by a valid, enforceable and perfected lien on the secured property described in the applicable security agreement, mortgage, pledge, collateral assignment or other security agreement.
     (v) Neither the Company, the Subsidiary, nor to the Knowledge of Seller, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Loan or any related Contract.
     (vi) Immediately following Closing and the Effective Time, other than, to the extent applicable, the FHLB Encumbrance in the event Seller has delivered the FHLB Consent to Buyer prior to the Closing Date, the Company will continue to own the Company Loans free and clear of any Encumbrance other than Permitted Encumbrances.
     (vii) Seller has made available to Buyer true and correct copies of the loan files related to the Company Loans. Such files contain, in all material respects, all of the documents and instruments relating to the Company Loans.
     (viii) All payments made on the Company Loans have been properly credited to the respective Company Loan.
     (c) The allowances for loan losses on the Balance Sheet were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and to the Knowledge of Seller, adequately provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the Balance Sheet Date. All charge-offs, write-downs and other real estate owned reflected in the Balance Sheet were established in accordance with the requirements of GAAP, consistently applied with the Company’s past practice and properly reflect the loss incurred on Company Loans (including accrual interest receivable) outstanding as of the Balance Sheet Date.
     (d) As to each Company Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Body (a “Governmental Body Loan”), such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Body.
     (e) Except as set forth in Schedule 5.3, the transfer of loans pursuant to Section 7.18 will not result in the occurrence of any breach, default or forfeiture of rights under such loans or any Requirements of Laws or require the consent, approval or act of or the making of any filing with any other Person.

     5.26. Deposits.
     (a) Seller has provided to Buyer a complete and accurate data file of all Company Deposits and related information as of December 31, 2009.
     (b) Schedule 5.26 sets forth complete and accurate lists of each of the following, in each case as of December 31, 2009:
     (i) all Company Deposits which are brokered deposits;
     (ii) all Related Deposits; and
     (iii) all Company Deposits which are public funds, including those deposited by Governmental Bodies and those classified as “Institutional Single Maturity,” CIMMA Public Funds and “Public Funds” in accordance with the principals applied in preparing the Balance Sheet (collectively, the “Company Public Fund Deposits”).
     (c) Seller has furnished Buyer with a report of the Company Deposits (the “Company Account Report”) as of December 31, 2009 which report enumerates for each account constituting a Company Deposit (each a “Company Account”): (i) the TIN of the owner of the Company Account, (ii) the type of account (including whether it is a retirement account or a Company Deposit by Governmental Body), (iii) the date the Company Account was opened, (iv) the current interest rate paid on the Company Account, if any, (v) the balance of the Company Account and (vi) the term and maturity of any Company Account that is a certificate of deposit or similar time deposit. Except for the retirement accounts set forth in such report, none of the Company Deposits constitutes a retirement or Tax sheltered account.
     (d) The Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all Requirements of Laws.
     (e) The Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law. Seller has no Knowledge of any action by the FDIC to terminate the Company’s deposit insurance. The Company has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.
     (f) The form of each retirement account agreement and the related retirement account disclosure statement that have been made available to Buyer constitute the form of the documents establishing the trustee or custodial arrangement in connection with all retirement accounts included in the Company Deposits.
     (g) None of the Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service (“CDARS Deposits”).

     5.27. Investment Portfolio.
     (a) Schedule 5.27(A) sets forth a true and complete list as of December 31, 2009 of all investments owned by the Company or the Subsidiary, including (a) the fair market value of each such investment as passed upon by an independent third-party valuation agency, (b) the rating of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service (collectively, the “Investments”).
     (b) Except as set forth on Schedule 5.27(B), the Company owns the Investments free and clear of any Encumbrance other than Permitted Encumbrances. On the Closing Date, other than, to the extent applicable, the FHLB Encumbrance in the event Seller has delivered the FHLB Consent to Buyer prior to the Closing Date, the Company will own the Investments free and clear of any Encumbrance other than Permitted Encumbrances. The consummation of the transactions contemplated by this Agreement and the Merger Agreement will not result in the occurrence of any breach, default or forfeiture of rights under any Investments and will not, with respect to the Investments, require the consent, approval or act of, or the making of any filing with, any other Person.
     (c) Seller has made available to Buyer true and correct copies of the files relating to the Investments, including all documents evidencing the Company’s and the Subsidiary’s rights with respect to the Investments. Such documents contain, in all material respects, all of the documents and instruments relating to the Investments.
     5.28. Books and Records and Internal Controls.
     (a) The Company’s books and records and those of the Subsidiary have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
     (b) The records, systems, controls, data and information of the Company and the Subsidiary are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller, the Company, the Subsidiary or their agents or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence; provided, however, that, except as set forth on Schedule 5.28, all the Records are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. On the Closing Date, other than, to the extent applicable, the FHLB Encumbrance in the event Seller has delivered the FHLB Consent to Buyer prior to the Closing Date, all the Records will be owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances. Seller, on behalf of the Company and the Subsidiary, has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
     5.29. Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), if any, whether entered into for the account of it or for the account of a customer of the Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Bodies and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of the Company and, to the Knowledge of Seller, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither the Company nor the Subsidiary, and, to the Knowledge of Seller, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has previously disclosed a complete and correct list of all Interest Rate Instruments. No Subsidiary is a party to any Interest Rate Instrument.
     5.30. Trust Business.
     (a) The Company and the Subsidiary have properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and Requirements of Laws. Neither the Company, the Subsidiary, nor any of their respective current or former directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
     (b) CBWM has properly administered all the Company Fiduciary Accounts in accordance with the terms of their governing documents and Requirements of Laws. Neither CBWM nor any of its current or former directors, officers or employees, have committed any breach of trust or other duty or obligation with respect to any such account and the records for each such account.
     (c) The transfer of the Company Fiduciary Accounts pursuant Section 7.18 (i) will not result in the occurrence of any breach, default or forfeiture of any rights under any Company Fiduciary Account and the terms of the governing documents or any Requirements of Laws and will not require the consent, approval or act or the making of any filing with any other Person, except for the notices described in Schedule 5.30(C), and (ii) will not affect the Closing Date Balance Sheet in any respect.
     5.31. Insurance Agency Business. The Subsidiary is in the business of providing insurance agency services for auto, home, personal umbrella, recreational vehicle, farm and crop, bonds, life and long term care, health (including group employee medical and medicare supplemental), business, and director and officer liability insurance to retail consumers in Iowa. The Subsidiary does not, and has never, engaged in any other business (including any banking business). All Governmental Permits held by the Subsidiary or any of its employees are set forth in Schedule 5.31.
     5.32. No Finder. Neither Seller or the Company nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and the Merger Agreement other than to Keefe Bruyette & Woods, Inc. and Morgan Stanley, whose fees and expenses, to the extent payable, shall be paid by Seller.
     5.33. Approvals. To Seller’s Knowledge, there is no reason relating to Seller or the Company why the Requisite Regulatory Approvals required to be obtained by Seller shall not be obtained in a prompt and timely manner.
     5.34. Disclosure. Except as is represented or warranted in this Agreement or in any certificate delivered by or on behalf of Seller pursuant to this Agreement or in any of the Seller Ancillary Agreements, Seller makes no representation or warranty, express or implied, in respect of the Shares, the Company, the Subsidiary, or the Business or any of the Business assets. None of the representations or warranties of Seller contained herein and none of the information contained in the Schedules referred to in Article V is false or misleading in any material respect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:
     6.1. Organization of Buyer. Buyer is a bank chartered under the laws of the State of South Dakota and has full power and authority to own or lease and to operate and use its assets and properties and to carry on its business as now conducted.
     6.2. Authority of Buyer; No Conflict.
     (a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.
     (b) Except as provided in Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
     (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Articles of Incorporation or By-laws of Buyer, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its assets or properties is subject or by which Buyer is bound, (C) any Court Order to which Buyer is a party or by which it is bound or (D) any Requirements of Laws affecting Buyer; or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.
     6.3. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement and the Merger Agreement.
     6.4. Investment Representation. The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act of 1933 or pursuant to an applicable exemption therefrom.
     6.5. Litigation. As of the date hereof, there is no action, suit, proceeding pending, or, to Buyer’s Knowledge, threatened, against Buyer, wherein an unfavorable decision, ruling or finding is reasonably likely to have a Buyer Material Adverse Effect.
     6.6. Compliance with Laws. Except as would not have a Buyer Material Adverse Effect, to Buyer’s Knowledge, as of the date hereof (a) Buyer is in compliance in all material respects with the provisions of all Requirements of Laws, (b) except for regularly scheduled examinations, audits and full and limited scope reviews conducted by the Federal Reserve, FDIC, South Dakota Department of Revenue & Regulation, South Dakota Division of Banking and any other governmental authority under any Requirements of Laws, Buyer has not received written notice of any pending investigation by any Governmental Body and (c) Buyer has all material Governmental Permits necessary for the lawful conduct of the business being conducted by Buyer.
     6.7. Approvals. To Buyer’s Knowledge, there is no reason relating to Buyer why the Requisite Regulatory Approvals required to be obtained by Buyer shall not be obtained in a prompt and timely manner. Buyer is, and will be immediately after consummation of the transactions contemplated hereunder and under the Buyer Ancillary Agreements, (i) at least “well capitalized,” as defined for purposes of the FDIA and (ii) in compliance with all capital requirements, standards and ratios required by any Governmental Body with jurisdiction over Buyer, and as of the date hereof, to Buyer’s Knowledge no such Governmental Body has indicated that it may condition any of the Requisite Regulatory Approvals upon an increase in Buyer’s capital or compliance with any capital requirement, standard or ratio under Requirements of Laws.
     6.8. Availability of Funds. On the Closing Date, Buyer will have access to immediately available funds in a quantity sufficient to pay the Purchase Price and to consummate the transactions contemplated by, this Agreement and each of the Buyer Ancillary Agreements.

ARTICLE VII
ACTION PRIOR TO THE CLOSING DATE
          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
     7.1. Investigation by Buyer. Seller shall, and shall cause the Company and the Subsidiary to, afford the officers, employees and authorized representatives of Buyer (including independent public accountants, attorneys and environmental consultants) access upon reasonable notice, during normal business hours, to the employees, vendors, service providers and properties of Seller, the Company and the Subsidiary and all the books, records, contracts, documents and other information in each case relating to the Business, the Company, the Subsidiary or the employees of the Company and the Subsidiary, and shall furnish to Buyer and its authorized agents and representatives such additional information and access relating to the Business, the Company, the Subsidiary and the employees of the Company or the Subsidiary as Buyer may reasonably request. Notwithstanding the foregoing, Seller shall not be required to provide any information that, based on the advice of counsel, it may not provide to Buyer by reason of applicable Requirements of Laws, or that it is required to keep confidential by reason of contract or agreement with third parties. Seller shall cause its and the Company’s and the Subsidiary’s personnel to provide reasonable assistance to Buyer in Buyer’s investigation of matters relating to the Business, the Company, the Subsidiary and the employees of the Company and the Subsidiary; provided such assistance does not unreasonably interfere with such personnel’s job duties. Further, Buyer and its authorized agents and representatives (including its environmental consultants) shall be given access to the Owned Real Property and Seller’s and the Company’s data processing facilities for all reasonable purposes, including the undertaking of environmental assessments; provided, however, that Buyer’s investigation shall be conducted in a manner which does not unreasonably interfere with the Company’s normal operations, customers, and employee relations and no intrusive sampling or other intrusive environmental investigations shall be conducted without Seller’s prior consent, which shall not be unreasonably delayed or conditioned. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder.
     (b) Between the date of this Agreement and the Closing Date, Seller shall cause the Company :
     (i) to provide to Buyer on a weekly basis on the Tuesday following the end of each week a copy of each loan approval file related to each Company Loan with an aggregate original principal amount above $50,000 made during the previous week,
     (ii) to participate on a bi-weekly basis in a conference telephone call with Buyer to discuss all approvals of each commercial Company Loan with an aggregate original principal amount above $50,000 made during the previous two weeks, and

     (iii) Buyer and Seller shall mutually agree on a weekly date and time to review and discuss on a weekly basis all Company Loans exceeding the thresholds set forth in Section 7.4(b)(iv).
     (c) With respect to the Company Loans, between the date of this Agreement and the Closing Date, Seller shall provide to Buyer on a monthly basis no later than seven (7) Business Days following the end of any given month, a report containing the information described in Section 5.25(a)(i) as of the end of such month. Such report shall also describe in reasonable detail (i) any Company Loans which become Delinquent Loans or which is past due for 30 days or more or any changes in the status of any Delinquent Loans or such other loans, (ii) any deficiency or shortfall in the escrow account for any Company Loan and (iii) details of all letters of credit issued by the Company, including any changes in amounts outstanding under such letters of credit, in each case during the immediately preceding month.
     (d) With respect to the Company Investments, between the date of this Agreement and the Closing Date, Seller shall provide to Buyer on a monthly basis no later than seven (7) Business Days following the end of any given month, a complete and accurate list of all Company Investments as of the last day of the immediately preceding month together with the fair market value thereof as of such date, in each case as determined by an independent qualified third party that is not a Related Person.
     7.2. Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.
     (a) Each party hereto shall refrain from taking any action which would knowingly render any representation or warranty contained in Article V or VI inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or the Merger Agreement.
     (b) During the period prior to the Closing Date, Seller will notify Buyer of (i) any Material Adverse Change, (ii) any lawsuit, claim, proceeding or investigation or other matter that is threatened, brought, asserted or commenced which would have been listed in Schedule 5.18 or 5.19 if such lawsuit, claim, proceeding or investigation or other matter had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement or the Merger Agreement, and (iv) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has Knowledge.
     7.3. Consents of Third Parties; Governmental Approvals.
     (a) Seller will use commercially reasonable efforts in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Company Agreement required to be obtained to assign and transfer the Shares and consummate the Merger or, to otherwise satisfy the conditions set forth in Section 9.4; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not, and shall cause the Company and the Subsidiary to not, make any Contract or understanding as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer. Notwithstanding the foregoing, in the event Seller is unable to obtain such consent with respect to the FHLB Loan (the “FHLB Consent”), then Seller will cause the Company to pay off the FHLB Loan in full prior to the Closing Date, in which case each of Seller and Buyer shall pay 50% of the prepayment fee payable to the Federal Home Loan Bank of Des Moines to effect such payoff. Subject to Seller’s compliance with this Section 7.3(a), Seller’s failure to obtain any such consent not identified in Schedule 9.4 shall not constitute a failure to satisfy the condition in Section 9.4.
     (b) Buyer and Seller will, and Seller will, cause the Company to, cooperate and use commercially reasonable efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Bodies necessary to consummate the sale of the Shares to Buyer, the Merger and the other transactions contemplated hereby and by the Merger Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of Requisite Regulatory Approvals of federal and state banking authorities within 21 days of the date hereof and will make all other necessary filings in respect of Requisite Regulatory Approvals as promptly as practicable. After the date hereof, each of Seller and Buyer will have the right to review in advance, and to the extent practicable will consult with the other with respect to, all nonconfidential, material written information submitted to any third party or any Governmental Body in connection with the Requisite Regulatory Approvals, in each case subject to applicable Requirements of Laws relating to the exchange of information. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Bodies necessary or advisable to consummate the transactions contemplated hereby and by the Merger Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby and by the Merger Agreement. Seller shall not, and shall cause the Company and the Subsidiary not to, make any Contract or understanding as a condition for obtaining any Requisite Regulatory Approval except with the prior written consent of Buyer. Buyer shall not make any Contract or understanding adversely affecting Seller after the Closing as a condition for obtaining any Requisite Regulatory Approval except with the prior written consent of Seller.
     (c) Buyer and Seller will, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any other party or any of its subsidiaries with or to any third party or Governmental Body in connection with the transactions contemplated hereby and by the Merger Agreement.
     (d) Notwithstanding anything in this Agreement to the contrary, (i) neither Seller nor Buyer shall be obligated to contest any final action or decision taken by any Governmental Body challenging the consummation of the transactions contemplated by this Agreement or by the

Merger Agreement, (ii) in no event shall Buyer or any of its Affiliates be required to offer or pay any consideration or agree to any requirement, restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever as a condition to obtaining the Requisite Regulatory Approvals or in order to avoid, prevent or terminate any action by any Governmental Body which would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or by the Merger Agreement, and (iii) the condition in Section 9.2 shall not be deemed satisfied if any Requisite Regulatory Approval contains any conditions or restrictions other than ministerial conditions which impose, in Buyer’s reasonable judgment, no burden (other than a de minimis burden) on Buyer, the Company, the Subsidiary or any of their Affiliates or assets.
     7.4. Operations Prior to the Closing Date.
     (a) Except as otherwise expressly provided in this Agreement or as required by any Requirements of Laws, Seller shall operate and shall cause the Company and the Subsidiary to carry on the Business only in the ordinary course and consistent with past practice. Consistent with the foregoing, Seller shall cause the Company and the Subsidiary to keep and maintain the assets of the Company and the Subsidiary in good operating condition and repair and shall use its commercially reasonable efforts consistent with good business practice to maintain the business organization of the Company and the Subsidiary intact and to preserve the goodwill of the suppliers, contractors, employees, customers and others having business relations with the Company and the Subsidiary. In connection therewith, Seller shall not, and shall not permit the Company or the Subsidiary to, with respect to any employee of the Company or the Subsidiary (i) transfer such employee to another business unit of Seller, (ii) offer such employee employment by another business unit of Seller or its Affiliate after the Closing Date or (iii) otherwise attempt to persuade any such employee to terminate his or her relationship with Seller or not to commence employment with Buyer after the Closing.
     (b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer (which approval shall not be unreasonably withheld, provided, that Buyer’s approval with respect to clauses (iv), (vi)-(viii), (x), (xiii), (xiv) and (xxiii) shall be in Buyer’s sole discretion), Seller shall not permit the Company or the Subsidiary to do, or agree to do, any of the following:
     (i) change its interest rate or fee pricing policies with respect to Company Deposits or Company Loans other than in the ordinary course of business consistent with past practice provided, that Seller gives Buyer notice of any changes made to such interest rate or fee pricing policies;
     (ii) amend, terminate, waive or modify any of the terms of (x) any Company Loan or Company Deposit except in the ordinary course of business consistent with past practice and only to the extent that such amendment, termination, waiver or modification does not alter the terms of such Company Loan or Company Deposit in any material respect and is not adverse to the Company or Buyer in any manner or (y) any Investment;

     (iii) (x) enter into any new line of business, amend, waive or modify its lending, investment, underwriting, risk and asset liability management and other banking and operating policies or (y) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Requirements of Laws;
     (iv) enter into or approve any Company Loan or a group of related Company Loans in excess of $250,000 in the aggregate, enter into or approve any renewal of any existing Company Loan or group of related Company Loans in excess of $750,000 in the aggregate or enter into or renew any Interest Rate Instrument;
     (v) fail to make additional extensions of credit in the ordinary course of business consistent with past practices (subject to the Company’s customary credit underwriting qualifications) to any customer with any Company Loan with an aggregate principal amount of less than $250,000;
     (vi) accept or renew any (w) Related Deposits, (x) deposits from customers located outside the State of Iowa other than in the ordinary course of business consistent with past practice and not constituting Related Deposits, (y) brokered deposits or (z) CDARS Deposits;
     (vii) purchase or invest in any securities or other investments other than Ginnie Maes with a duration of less than three years;
     (viii) close, sell, consolidate, or relocate any Company Branch;
     (ix) amend its articles of incorporation or By-laws;
     (x) issue, grant, sell or encumber any shares of its capital stock or other securities; issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other securities or make any other changes in the equity capital structure of the Company or the Subsidiary;
     (xi) undertake or commit to undertake capital expenditures exceeding $25,000 in the aggregate;
     (xii) enter into any Contract (x) which would have been classified as a Company Agreement if in effect on the date hereof, (y) that would be breached by the consummation of the transactions contemplated hereby or by the Merger Agreement or (z) that cannot be terminated upon 30 days notice without any payment or penalty, or amend, terminate, waive or modify any Company Agreement or Governmental Permit;

     (xiii) enter into any Contract for the purchase of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 5.10(A);
     (xiv) sell, lease (as lessor), transfer, assign or otherwise dispose of (including any transfers from the Company to Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Shares or the assets or properties of the Company or the Subsidiary (including any Company Loan, or Company Deposits), other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and other than Permitted Encumbrances;
     (xv) cancel any debts owed to or claims held by the Company or the Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;
     (xvi) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);
     (xvii) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;
     (xviii) delay or accelerate payment of any account payable or other liability of the Company or the Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;
     (xix) allow the levels of materials included in the inventory of the Company or the Subsidiary to vary in any material respect from the levels customarily maintained in the Business;
     (xx) (i) make, or agree to make, any payment of cash or distribution of assets to Seller or any of its Affiliates; provided, that prior to the date the Pricing Certificate is required to be delivered to Buyer pursuant to Section 3.2, the Company may reimburse Seller or its Affiliate the amount of any bona fide liabilities of the Company that are duly paid by Seller or its Affiliate (which shall not be the Company or the Subsidiary) on behalf of the Company in the ordinary course of business consistent with past practice, in each case if the Company is permitted under this Agreement directly to discharge the same or (ii) fail timely to pay to the Company any amount payable thereto by Seller or any of its Affiliates in the ordinary course of business consistent with past practice;
     (xxi) terminate any employee, except in the ordinary course of business consistent with past practice;

     (xxii) hire, promote or transfer from or to the Company or the Subsidiary any employee or reassign (except a reassignment within the Company in the ordinary course consistent with past practices) any employee;
     (xxiii) institute any increase in any compensation payable to any employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company;
     (xxiv) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 8.2(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 8.2(a));
     (xxv) make any change in the accounting policies and practices applied in the preparation of the financial statements contained in Schedule 5.4;
     (xxvi) make any material change in internal control over financial reporting;
     (xxvii) make any material change in any information technology system utilized by the Company or the Subsidiary; or
     (xxviii) enter into or become committed to enter into any other material transaction except in the ordinary course of business.
     (c) The charge-offs, write-downs and other real estate owned established on the Company’s books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP, consistently applied to the Company’s past practice, and will properly reflect the losses incurred on outstanding Company Loans (including accrual interest receivable).
     7.5. Termination of Contracts. Seller shall take all necessary action, at Seller’s sole cost and expense, to fully terminate all the Contracts set forth in Schedule 7.5 (the “Specified Contracts”), effective immediately prior to the Closing, in each case on terms reasonably acceptable to Buyer and with neither Buyer, the Company nor the Subsidiary having any liability or obligation in respect thereof following the Closing.
     7.6. Acquisition Proposals. Seller will not, and will not authorize or permit any officer, director or employee of Seller or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by Seller or any Affiliate of Seller to, directly or indirectly, solicit or encourage, or furnish information with respect to the Shares, the Company or the Subsidiary or their assets or properties to, or engage in any discussions with, any Person in connection with, any proposal for the acquisition of any portion of the Shares or assets or properties of the Company or the Subsidiary. Seller will promptly cease or cause to be terminated any existing activities or discussions with any Person (other than Buyer) with respect to any of the foregoing and will promptly request the return of any confidential information provided to any Person in connection with a prospective acquisition of the Shares, or any assets or properties of the Company or the Subsidiary.
     7.7. Adverse Actions. Notwithstanding any other provision hereof, neither Seller nor Buyer shall knowingly take, or knowingly omit to take, any action that would result in any of the conditions to the Closing set forth in Article IX not being satisfied in a timely manner, or any action that would materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or materially impair the Company’s ability to perform its obligations under the Merger Agreement or to consummate the Merger, except as required by applicable Requirements of Laws.
     7.8. Title Commitments and Surveys.
     (a) Within forty-five (45) days after the date of this Agreement, Seller at the cost and expense of Buyer, shall provide to Buyer, title commitments for owners’ policies of title insurance (each, a “Title Commitment”) prepared by Chicago Title Insurance Company or another title insurance company selected by Buyer (“Title Company”) based on the Existing Title Insurance Policies and certified ALTA surveys prepared by licensed surveyors selected by Buyer (each, a “Survey”), with respect to all of the Owned Real Properties. Each such Survey: (i) shall be an ALTA survey duly certified by the respective surveyor to Buyer, the Company, Seller, the Title Company and any other parties selected by Buyer; (ii) shall be in form and substance reasonably acceptable to Buyer and the Title Company; and (iii) shall show no encroachments or other survey defects with respect to the buildings, structures and other improvements thereon and which shall show no encroachments or other survey defects with respect to the property lines and boundaries thereof (in each case, other than Permitted Encumbrances). Each such Title Commitment shall reflect that upon payment of all premiums and charges due for such title insurance, and satisfaction by Seller of all requirements therein, the Company shall be vested with good, marketable and fee simple title to such Owned Real Properties, subject only to Permitted Encumbrances. To the extent available in the State of Iowa, each Title Commitment delivered pursuant to this Section 7.8(a) shall contain, at Buyer’s sole cost and expense, the following endorsements: Fairway, Non-Imputation, Zoning 3.1 (with parking), access, contiguity, survey (same/same), permanent index (tax parcel) number, owner’s comprehensive, and extended coverage (deletion of standard exceptions), and any other endorsements reasonably required by Buyer. Subject to Section 7.8(b), in the event that any of the Title Commitments or Surveys to be obtained pursuant to this Section 7.8(a) reveals Encumbrances that are not Permitted Encumbrances, to the extent that such Encumbrances can be cured by the payment or expenditure of money, Seller shall be obligated to correct or cure such defect or problem as promptly as practicable. Seller shall deliver, on or prior to the Closing, final dated-down Title Commitments (for the issuance of final title policies) and Buyer shall pay, at Closing, all reasonable costs and expenses of the Title Company for all title insurance work charges, searches, title examinations, abstracts, all ALTA title insurance premiums and all endorsements.
     (b) Prior to the Closing, Seller and the Company shall take commercially reasonable efforts to cause any Removal Encroachment to be removed on terms reasonably satisfactory to

Buyer, including to the extent that such Removal Encroachment can be removed by the payment or expenditure of money, making such payment or expenditure as promptly as practicable; provided, however, that Removal Encroachments which do not detract in the aggregate in any material respect from the value or use of any Company Branch on the Closing Date and which cannot be removed by the payment or expenditure of money shall be deemed Permitted Encumbrances; provided, further, that Seller shall indemnify Buyer pursuant to Section 11.1(a)(xi) for any Loss or Expense arising from or related to any such Removal Encroachment not removed prior to the Closing.
     7.9. Insurance. Seller shall cause the Company to keep the insurance policies listed in Schedule 5.21 or comparable replacement policies in full force and effect through the Closing Date.
     7.10. Transition Services Agreement. If Buyer requests before the Closing, Seller will enter into a transition services agreement, on terms reasonably acceptable to Seller and Buyer, pursuant to which Seller will provide such services as shall be required to permit Buyer to operate the Company and the Subsidiary without merging the Company and Buyer until a reasonable time following the Closing.
     7.11. Transition Procedures. Schedule 7.11 sets forth certain procedures in connection with the transactions contemplated hereby. Each of Seller and Purchaser agrees to comply with the terms and provisions thereof.
     7.12. Updating Schedules. On the day prior to the Closing, Seller shall deliver to Buyer updated versions of the schedules to Article V with the latest information available to Seller as of three (3) Business Days prior to the Closing Date. Within three (3) Business Days after the Closing Date, Seller shall deliver to Buyer final versions of such schedules covering all transactions through the Closing Date. No updating of such schedules pursuant to this Section 7.12 shall relieve Seller from any liability for a breach of Seller’s representations and warranties set forth herein or otherwise affect the representations and warranties of Seller or any other provision of this Agreement.
     7.13. Delivery and Conversion of Records. In addition to complying with Schedule 7.11, between the date hereof and the Closing Date, Seller shall cooperate with and assist Buyer (i) to convert all Records held in image format to a format compatible with Buyer’s systems so that such conversion will be effected on the Closing Date and (ii) to obtain possession of the Records. Buyer shall reimburse Seller for any reasonable third party expenses incurred by Seller in assisting Buyer with such conversion pursuant to this Section 7.13.
     7.14. Signage. Prior to the Closing, upon Buyer’s request set forth in a notice specifying an effective date for removal and installation no earlier than ten (10) days prior to Closing, Buyer may remove, at Buyer’s expense, all Company signage relating the Company Branches and ATMs and Buyer may install, at Buyer’s expense, Buyer’s signage. Buyer installed signage shall be covered prior to the Closing with a temporary cover displaying the name and/or logo of the Company in a manner reasonably acceptable to Seller. In the event this Agreement is terminated in accordance with its terms, Buyer will bear the expense of reinstalling any Company signage removed pursuant to a notice delivered by Buyer under this Section 7.14.

     7.15. Non-Solicitation of Business. In consideration of the purchase of the Shares by Buyer, Seller shall not, and shall cause the subsidiaries and Affiliates (other than the Company) of Seller not to, between the date of this Agreement and the Closing Date, solicit, on behalf of itself or others, deposits, loans, brokerage or other business from customers located in the Restricted Territory or conduct any marketing or media campaigns therein or targeted at Persons located therein; provided, however, that this Section 7.15 shall not apply to the solicitation of or provision of services to any Person located in the Restricted Special Territory or to existing customers of Seller as of the date of this Agreement.
     7.16. No Solicitation of Customers by Buyer Prior to Closing. At any time prior to the Closing Date, Buyer shall not, and shall not permit any of its Affiliates to, (i) conduct any mass marketing or other form of solicitation or (ii) conduct any media or customer solicitation activities outside of the ordinary course of business of Buyer consistent with past practice, in each case which are specifically targeted to induce any customers of the Bank to discontinue or limit any their relationships with the Company, it being understood and agreed that the foregoing is not intended to prohibit (x) general advertising or solicitations directed to the public generally, (y) other similar activities conducted in the ordinary course of business of Buyer and its Affiliates consistent with past practice or (z) any activities pursuant to or in furtherance of this Agreement.
     7.17. Fiduciary Agency Accounts.
     (a) Pursuant to the Transfer Agreement, the Company sold and assigned to Citizens Bank Wealth Management, N.A. (“CBWM”), effective October 30, 2009, all of the Company Fiduciary Accounts.
     (b) Prior to the Closing Date: (i) Seller shall cause the Company and CBWM to terminate and revoke the Transfer Agreement, and (ii) Buyer and Seller shall, and Seller shall cause CBWM to, reasonably cooperate to cause the transfer of all Company Fiduciary Accounts remaining under CBWM’s administration, back to the Company, in each case on terms reasonably acceptable to Buyer.
     (c) For purposes of this Section 7.17, reasonable cooperation includes: (i) engaging in all reasonably necessary action to assure acceptable security protocols are observed when interfacing and transferring Company Fiduciary Accounts from CBWM’s trust operating system to Buyer’s trust operating system, (ii) delivery to the Company of all Company Fiduciary Account files, as well as all property, monies, Trust Instruments (as defined in the Transfer Agreement), Agreements (as defined in the Transfer Agreement), documents, records and other items, held by CBWM or any of its Affiliates or agents in respect of the Company Fiduciary Accounts, (iii) preparing and forwarding Company Fiduciary Account client communications, including any necessary publications, and notifications to any necessary or applicable parties of the change in administrators for the Company Fiduciary Accounts, and (iv) where necessary, notification with any applicable Governmental Body, in each case on terms reasonably acceptable to Buyer.

     7.18. Loan Transfers.
     (a) Seller shall take all necessary action so that immediately following the Closing Date: (i) the Company shall transfer: (x) each of the loans and ORE identified on Schedule 7.18 as “Excluded Loans” to an Affiliate of Seller which is not the Company or the Subsidiary (the “Transfer Affiliate”), for an amount equal to the loan balance of such loan as of the Closing Date, plus accrued interest through the Closing Date, less any applicable specific or general reserve as of the Closing Date, and (y) each of the loans identified on Schedule 7.18 as “Seller Participation Loans” to the Transfer Affiliate for an amount equal to the Company’s principal interest in such loan as of the Closing Date, plus accrued interest through the Closing Date, less any applicable specific or general reserve as of the Closing Date, and (ii) the Transfer Affiliate shall transfer each of the loans identified on Schedule 7.18 as “Company Participation Loans” to the Company for an amount equal to the Transfer Affiliate’s principal interest in such loan as of the Closing Date plus accrued interest through the Closing Date, less any applicable specific or general reserve as of the Closing Date. The loan balance of each Excluded Loan, the applicable accrued interest, and the applicable reserve, each as of December 31, 2009 (and the applicable interest rate for each loan), is identified on Schedule 7.18. The principal interest of each of the Company and the Transfer Affiliate in each Seller Participation Loan and each Company Participation Loan, the applicable accrued interest and the applicable reserve, as of December 31, 2009 (and the applicable interest rate), is identified on Schedule 7.18. With respect to any Excluded Loans in connection with which any participation has been sold to any Person (whether Seller, any of its Affiliates or otherwise), Seller shall take all necessary action so that immediately following the Closing Date the Company shall assign to the Transfer Affiliate, and the Transfer Affiliate shall assume (for no additional consideration), the related participation agreements (the “Assigned Participation Agreements”). Seller shall cause the Transfer Affiliate to perform all of the Company’s obligations under the Assigned Participation Agreements in accordance with their respective terms. Each such transfer shall be on terms reasonably satisfactory to Buyer and Seller, including transfer on a non-recourse basis such that the transferee of each loan does not retain any liability whatsoever with respect to the transferred loan (including any obligation to make any advances) following the Closing. Notwithstanding the foregoing, the transfer of the Company Participation Loan identified in Schedule 7.18 (but not the transfer of the other loans), shall be subject to the satisfaction of the conditions specified in Schedule 7.18.
     (b) Immediately following the Closing Date, Seller shall cause the Transfer Affiliate to pay to the Company, the net amount payable to the Company with respect to the transfer of each of the Excluded Loans, Seller Participation Loans, and Company Participation Loans as of the Closing Date (the “Loan Transfer Amount”), which amount shall be calculated in the same manner as the “Net Transfer Amount” is calculated as of December 31, 2009 in Schedule 7.18. Such payment to the Company shall be made by wire transfer of immediately available funds to a bank account in the United States specified in writing by Buyer to Seller at least two Business Days prior to the Closing. If for any reason Seller fails to cause the Loan Transfer Amount to be so paid to Buyer, Buyer shall be deemed to have fully paid the Estimated Purchase Price at the Closing and shall have no obligation to make the payment described in clause (ii) of Section 4.2; in which case the Transfer Affiliate and the Company shall be deemed to have fully paid for the transferred loans upon their transfer in accordance with Section 7.18(a).
     7.19. PHH Covenant. Within 30 days of the date of this Agreement, Seller shall cause the Company to cease originating mortgage loans through the Company under the Origination

Assistance Agreement dated December 10, 2007 by and between Citizens Bank, the Company, and PHH Mortgage Corporation (the “Origination Assistance Agreement”) and shall cause the Company to originate all mortgage loans under the Origination Assistance Agreement thereafter, through and including the Closing Date, through Citizens Bank so that no mortgage loans originated after July 31, 2009 will be required to be included as an asset in the Closing Date Balance Sheet.
     7.20. Insurance Proceeds. Prior to the Closing Date, Seller shall, (i) make any claims that may be made prior to the Closing Date in the ordinary course consistent with past practices under any policies of insurance maintained, owned or held by Seller with respect to the Company or the Subsidiary or their respective assets or properties or the Business, (ii) use commercially reasonable efforts to pursue and collect any insurance recovery and payments available to Seller, the Company or the Subsidiary with respect to any such claim and (iii) pay any such recoveries in full to the Company promptly upon receipt by Seller.
     7.21. Merger Agreement. No later than January 31, 2010, Seller shall cause the Company to execute and deliver to Buyer the Merger Agreement.
     7.22. Transfer of Trademarks. Prior to the Closing Date, Seller shall transfer, or shall cause an Affiliate of Seller to transfer, on terms reasonably satisfactory to Buyer, all Trademarks and logos used solely in the Business including, without limitation, the Trademarks and logos set forth on Schedule 7.22, to the Company for no consideration such that the Company shall have good and marketable title in and to such Trademarks and logos free and clear of Encumbrances, other than Permitted Encumbrances.
     7.23. Title to Owned Real Property. Seller acknowledges and agrees that, notwithstanding the fact that title to certain of the Owned Real Properties, as set forth in Schedule 5.10(A) and Schedule 5.13 (including certain Owned Real Properties which are owned by the Company or the Subsidiary but held of record in the name of a predecessor to or former name of the Company or the Subsidiary) is not in the name of the Company or the Subsidiary on the date of this Agreement, within forty-five (45) days after the date of this Agreement, Seller shall take, and shall cause the Company and the Subsidiary to take, all necessary actions and provide, execute, deliver and record all required documents to cause indefeasible fee simple title to each such parcel of Owned Real Property to be owned and held by the Company and recorded accordingly in the appropriate land records.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1. Covenant Not to Compete or Solicit Business.
     (a) In furtherance of the sale of the Shares to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Company and the Business being sold to Buyer, Seller covenants and agrees that, for a period ending on the fourth anniversary of the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly:

     (i) (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, sell materials to, or otherwise carry on, a business similar to or competitive with any business or activity of the Company, Buyer or its Affiliates anywhere in the Restricted Territory whether through any office in the Restricted Territory or through the activities in the Restricted Territory of representatives or offices that are not in the Restricted Territory;
     (ii) solicit, on behalf of itself or others, deposits, loans, brokerage or other business from customers located in the Restricted Territory or conduct any marketing or media campaign therein or targeted at Persons located therein;
     (iii) enter into any Contract to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located in the Restricted Territory for the purpose of making loans, accepting deposits, cashing checks, originating mortgages, or offering brokerage or insurance services; or
     (iv) induce or attempt to persuade any employee, agent, supplier or customer (including any borrower or depositor) of the Company or the Subsidiary to terminate such employment, agency or business relationship.
provided, however, that nothing set forth in this Section 8.1 shall prohibit (x) Seller or its Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange, (y) the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) of the stock, business or assets of Seller or any of its Affiliates by any Person that at the time of such acquisition is engaged in the banking business in the Restricted Territory, in each case so long as such Person does not use any of the Company’s brands or any Records or information derived therefrom in soliciting customers and Seller otherwise complies with the provisions of Section 8.1(a); provided, further, that (A) Sections 8.1(a)(i) and 8.1(a)(ii) shall not apply to the solicitation of or provision of services to any Person located in the Restricted Special Territory or to existing customers of Seller as of the date of this Agreement, in each case so long as such Person does not use any of the Company’s brands or any Records or information derived therefrom in soliciting customers and Seller otherwise complies with the provisions of Sections 8.1(a)(i) and 8.1(a)(ii). Seller also covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Company, the Subsidiary or the Business other than to disclose such secrets and information to Buyer or its Affiliates and (B) Section 8.1(a)(i) shall not prohibit Seller or any of its Affiliates from responding to any unsolicited contact initiated by a customer in the Restricted Territory.
     (b) If Seller or any Affiliate of Seller violates any of its obligations under this Section 8.1, Buyer may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 8.1 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 8.1, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section 8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
     8.2. Taxes.
     (a) Liability for Taxes.
     (i) Seller shall be liable for and pay, and pursuant to Article XI shall indemnify and hold harmless each Buyer Group Member from and against, any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from (A) all Taxes imposed on the Company or the Subsidiary, or for which the Company or the Subsidiary may otherwise be liable, as a result of having been a member of a Company Group (including, without limitation, Taxes for which the Company or the Subsidiary may be liable pursuant to Treas. Reg. § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from the Company or the Subsidiary ceasing to be a member of any Company Group), (B) all Taxes imposed on the Company or the Subsidiary, or for which the Company or the Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group) and (C) Section 338 Taxes; provided, however, that Seller shall not be liable for or pay any Tax liability, to the extent such Tax liability is reflected as a liability on the Closing Date Balance Sheet and taken into account as a reduction of the Closing Date Net Worth in computing the final Purchase Price.
     (ii) Buyer shall be liable for and pay, and pursuant to Article XI shall indemnify and hold harmless each Seller Group Member from and against, any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from all Taxes imposed on the Company or the Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, however, that Buyer shall not be liable for or pay, and shall not indemnify or hold harmless any Seller Group Member from and against any Losses or Expenses incurred by such Seller Group Member in connection with or arising from any Taxes for which Seller is liable under this Agreement (including, without limitation, under Section 5.7, this Section 8.2 or Section 11.6).

     (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiary for a Straddle Period, the determination of the Taxes of the Company or such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Subsidiary were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis. Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for all Section 338 Taxes.
     (iv) Any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
     (b) Tax Returns.
     (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Company and the Subsidiary for taxable years or periods of the Company or the Subsidiary, as the case may be, ending on or before the Closing Date (in the case of Tax Returns required to be filed by or with respect to the Company or the Subsidiary for such taxable years or periods on a combined, consolidated or unitary basis with any entity other than solely the Company or the Subsidiary) and all Tax Returns relating to accrued and unpaid Taxes as of the Closing Date, such as withholding Taxes, not reflected on the Closing Date Balance Sheet or (y) all Tax Returns due on or before the Closing Date (in the case of other Tax Returns), and in each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, and Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company and the Subsidiary and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.
     (ii) Seller or Buyer shall reimburse the other party the Taxes for which Seller or Buyer is liable pursuant to paragraph (a) of this Section 8.2 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than 10 days prior to the due date for paying such Taxes. All Tax Returns which Seller is required to file or cause to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable under this Section 8.2 or accelerating deductions to periods for which Seller is liable under this Section 8.2).
(c) Contest Provisions.
     (i) Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company or the Subsidiary, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company or the Subsidiary for which Seller would be required to indemnify Buyer Group Members pursuant to Section 8.2(a), provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent such failure materially impairs Seller’s ability to contest any such Tax liabilities.
     (ii) Seller shall have the sole right to represent the Company’s and the Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Tax liabilities for which Seller would be required to indemnify Buyer Group Members pursuant to Section 8.2(a) and which relate to taxable periods ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall have no right to represent the Company’s or the Subsidiary’s interests in any Tax audit or administrative or court proceeding unless Seller shall have first notified Buyer in writing of Seller’s intention to do so and shall have agreed with Buyer in writing that, as between Buyer and Seller, under the terms of this Agreement, Seller is liable for any Taxes that result from such audit or proceeding; provided, further that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on Buyer or any Affiliate thereof any obligation to defend the Company or the Subsidiary in any Tax audit or administrative or court proceeding. Buyer shall have the sole right to defend the Company or the Subsidiary with respect to any issue arising with respect to any such Tax audit or administrative or court proceeding to the extent Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of any Buyer Group Member, the Company, the Subsidiary or any Affiliate thereof for any period after the Closing Date to any extent unless Seller has indemnified each Buyer Group Member against the effects of any such settlement (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) and Seller has obtained the prior written consent of Buyer, which consent shall not be unreasonably withheld.
     (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):
     (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.2(a)(relating to sales, transfer and similar Taxes);
     (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.2(b), and in connection therewith provide the other party necessary powers of attorney;
     (iii) cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and the Subsidiary;
     (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Subsidiary; and
     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.
     (e) Election Under Section 338(h)(10).
     (i) Seller and Buyer shall make a joint election for the Company (and for the Subsidiary to the extent determined by Buyer) under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law with respect to the purchase of the Shares or any deemed purchase of shares of the Subsidiary (collectively, the “Section 338(h)(10) Elections”). Seller represents that an election under Section 338(h)(10) of the Code will be available for the Company and the Subsidiary in connection with the transactions contemplated by this Agreement. Seller and Buyer shall within thirty (30) days after the completion of the Allocation Schedule under this Section 8.2(e), but in no event later than sixty days prior to the due date for filing IRS Form 8023, exchange completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

     (ii) Within 60 days following the final determination of the Closing Date Net Worth, Buyer shall deliver to Seller a schedule (the “Preliminary Allocation Schedule”) allocating the deemed sales price (as determined under Section 338 of the Code and applicable Treasury Regulations thereunder) for the assets of the Company, and of the Subsidiary for which an election under Section 338(h)(10) of the Code will be made, among the assets of the Company and each such Subsidiary. The Preliminary Allocation Schedule will be based on valuation determined by the Buyer. Buyer will provide Seller with Preliminary Allocation Schedule. Seller has fifteen (15) days to review and provide approval, which will not be unreasonably withheld. This schedule, (the “Allocation Schedule”) shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder.
     (iii) Buyer and Seller each agrees to file all federal, state, local and foreign Tax Returns, including form 8883 in accordance with the Allocation Schedule and not to take or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Elections.
     (iv) For federal income Tax purposes and all applicable state, local or other Tax purposes: (i) the transfers between the Company and the Transfer Affiliate pursuant to Section 7.18(a) and Section 7.18(b) shall be treated as an adjustment to the assets of the Company at Closing (effected by transfers between Seller and the Company with respect to the Shares) and (ii) the payment of the Loan Transfer Amount by Buyer to Seller pursuant to clause (ii) of Section 4.2 shall be treated as an adjustment to the Purchase Price. Buyer and Seller shall not, and shall cause the Company and each of their affiliates not to, take any position for Tax reporting purposes inconsistent with such treatment.
     (f) Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 13.1, the obligations of the parties set forth in this Section 8.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.
     8.3. Employee Benefit Plans.
     (a) Immediately prior to the Closing, the Company and the Subsidiary shall terminate their participation in each Benefit Plan that is not a Company Benefit Plan, and, except as expressly provided herein, in no event shall a Company Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. Without limiting the foregoing, prior to the Closing, Seller shall amend the Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan for Employees (“Seller’s Pension Plan”) and take all other action necessary to cause the Company and the Subsidiary to cease their participation in, and have no further obligations or liabilities with respect to, such plan. Prior to the Closing, Seller shall take all action necessary under the Seller’s Pension Plan and each 401(k) plan maintained by Seller or any of its Affiliates for the benefit of Company Employees to cause the accrued benefit or account of each Company Employee who is a participant in any such plan to be fully vested and nonforfeitable.

     (b) Seller shall continue to provide Company Employees with medical, dental, life insurance, long-term disability and other welfare benefit coverage through the Closing Date. Subject to the foregoing sentence, Buyer shall determine and provide terms and conditions of employment for each Company Employee from and after the Closing Date and provide compensation and benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates, pursuant to compensation and benefit plans sponsored by Buyer and its Affiliates. For purposes of any eligibility, seniority requirements, waiting periods, and vesting periods based on length of service in any plan, policy or arrangement of Buyer for which a Company Employee may be eligible after the Closing, service by such Company Employee with Seller shall be deemed to have been service with Buyer under any such plan, policy or arrangement to the extent such service is credited by Seller under its similar plans; provided that Buyer shall not be required to treat a Company Employee’s service with Seller as service with Buyer for purposes of determining benefit accrual under any defined benefit pension plan maintained by Buyer. Except as expressly provided herein, nothing herein is intended to limit the right of the Buyer, the Company or the Subsidiary (A) to terminate the employment of any Company Employee at any time after the Closing, (B) to change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner after the Closing or (C) to change or modify the terms or conditions of employment for any of their employees after the Closing. Nothing in this Agreement shall be construed (i) to confer on any Person (including but not limited to Company Employees and current and former employees and agents of the Seller, the Company or their Affiliates), other than the parties hereto, their successors and permitted assigns, any benefit under or right to enforce the provisions of this Agreement, (ii) to cause any Person (including but not limited to Company Employees and current and former employees and agents of the Seller, the Company or their Affiliates) to be a third-party beneficiary of this Agreement, or (iii) as an amendment or waiver of any Benefit Plan.
     (c) Buyer shall designate a 401(k) plan maintained by Buyer or one of its Affiliates to accept rollovers from Company Employees of “eligible rollover distributions” (as defined in Section 402(c) of the Code) from Seller’s 401(k) plan, which shall not include eligible loan rollovers, subject to the terms and conditions of Buyer’s 401(k) plan.
     (d) Seller shall retain all liabilities and obligations for, and the responsibility for payment of (i) all covered medical, dental, life insurance, long-term disability and other welfare benefit claims and expenses arising from events occurring on or prior to the Closing Date and (ii) all severance and salary continuation claims and expenses arising from events occurring prior to the Closing, and Buyer shall not assume nor shall Buyer, the Company or the Subsidiary be responsible for any liability or obligation with respect to such claims. Seller shall retain all liabilities and obligations with respect to any employee or former employee of the Company whose employment terminated or terminates prior to the Closing.
     (e) Seller shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code (“COBRA”) to any former employees of the Company or the Subsidiary whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurred prior to the Closing (and such former employees’ “qualified beneficiaries,” within the meaning of Section 4980B(f) of the Code). Buyer shall be responsible for providing the continuation of group health coverage required under COBRA to any Company Employees whose qualifying event occurs on or after the Closing (and such Company Employees’ qualified beneficiaries).
     (f) Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any employee or former employee of the Company and the Subsidiary incurred on or before the Closing Date. Buyer and the Company shall be responsible for any workers’ compensation or similar workers’ protection claims of any Company Employee incurred after the Closing Date.
     (g) From the date of this Agreement through the Closing, Seller shall cause the Company and the Subsidiary to provide a summary of all layoffs and other losses of employment experienced from the date of this Agreement through the Closing or for the ninety (90) days prior to the Closing, if longer, at any site of employment of the Company or the Subsidiary.
     (h) Commencing on the date hereof, during normal business hours, upon reasonable request by Buyer, Seller shall make the employees of the Company and the Subsidiary available to Buyer for the purposes of training on Buyer’s systems, policies and procedures and enrolling them in Buyer’s benefit plans.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     9.1. Representations and Warranties True; Obligations Performed; No Material Adverse Changes.
     (a) Seller shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (b) The representations and warranties made by Seller contained in Sections 5.1, 5.2,5.3 (other than Section 5.3(b)(i)(B)), 5.5(a) and 5.13 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date).
     (c) The representations and warranties made by Seller in this Agreement (other than the representations and warranties set forth in Sections 5.1, 5.2, 5.3 (but excluding Section 5.3(b)(i)(B)), 5.5(a) and 5.13) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a different date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or “Material Adverse Change” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d) Between the date hereof and the Closing Date, there shall have been no Material Adverse Change.
     (e) As of the close of business on the day immediately before the Closing Date:
     (i) the Company Deposits shall not be less than $270,000,000, excluding all Related Deposits, brokered deposits, CDARS Deposits and Company Public Fund Deposits; and
     (ii) no more than 2.5% of the Company Loans shall be Delinquent Loans as of immediately prior to the Closing Date; provided that the condition set forth in this Section 9.1(e)(ii) shall be deemed satisfied if the Delinquent Loans as of immediately prior to the Closing Date are less than 23 Company Loans.
     (f) The Merger Agreement shall be in full force and effect and shall have been duly approved by Seller as sole shareholder of the Company.
     (g) Seller shall have delivered to Buyer a certificate of the President or a Vice President of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 9.1(a) -9.1(f), in form and substance reasonably satisfactory to Buyer.
     9.2. Approval of Governmental Bodies. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.
     9.3. No Injunctions or Restraints; Illegality. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal consummation of any of the transactions contemplated hereby or by the Merger Agreement. No action, suit, investigation or proceeding shall have been instituted or threatened by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of any of the transactions contemplated hereby or by the Merger Agreement.
     9.4. Necessary Consents. Seller shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby and by the Merger Agreement from the other parties to all Contracts, Landlord Leases and Governmental Permits to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of the their assets or properties is affected and which are specified in Schedule 9.4 or are otherwise necessary to prevent a Material Adverse Change.
     9.5. FIRPTA Certificate. Seller shall have delivered to Buyer a certification of non-foreign status in accordance with Treas. Reg. § 1.1445-2(b), substantially in form of Exhibit B hereto.
     9.6. Title Insurance Policies and Surveys. Seller shall have delivered to Buyer: (a) a final title insurance policy or a final, signed, dated-down and marked up Title Commitment for each parcel of Owned Real Property (as required by, and complying with the requirements of, Section 7.8(a)), based on the Title Commitments issued pursuant to Section 7.8(a); (b) a final

Survey for each parcel of Owned Real Property (as required by, and complying with the requirements of, Section 7.8(a)); and (c) such other documents and instruments as may be reasonably necessary, advisable or required by the Title Company to issue the title insurance policies, including, without limitation, any and all real estate transfer declarations (if any), ALTA Statements, GAP Undertakings, 1099 Solicitations, affidavits and any such other title clearance documentation required by the Title Company and/or Buyer.
     9.7. Seller Deliveries. Seller shall have delivered to Buyer at or prior to the Closing the deliveries specified in Section 4.4.
ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
          The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the date hereof and Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and Buyer there shall have delivered to Seller a certificate of the President or Vice President of Buyer, dated the Closing Date certifying to the fulfillment of the condition set forth in this Section 10.1, in form and substance reasonably satisfactory to Seller.
     10.2. Approval of Governmental Bodies. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.
     10.3. No Injunctions or Restraints; Illegality. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Body which prohibits, restricts or makes illegal consummation of any of the transactions contemplated hereby. No action, suit, investigation or proceeding shall have been instituted or threatened by any Governmental Body to restrain or prohibit or otherwise challenge the legality or validity of any of the transactions contemplated hereby.
     10.4. Buyer Deliveries. Buyer shall have delivered to Seller at or prior to Closing the deliveries specified in Section 4.2 and Section 4.3.

ARTICLE XI
INDEMNIFICATION
     11.1. Indemnification by Seller.
     (a) Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member arising from or relating to:
     (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement or any representation of Seller contained in or referred to in any certificate delivered by or on behalf of Seller pursuant hereto or in any Seller Ancillary Agreement;
     (ii) any breach by Seller of any of its covenants or agreements, or any failure of Seller to perform any of its obligations, in this Agreement or in any Seller Ancillary Agreement;
     (iii) any failure of Seller to obtain prior to the Closing any consent set forth in Schedule 5.3;
     (iv) any Benefit Plan, other than a Company Benefit Plan;
     (v) Seller not delivering to Buyer on the Closing Date the original promissory note of any Company Loan, including any Losses or Expenses in connection with (A) bonding, indemnification, and proof requirements, (B) any public trustee or judicial foreclosure of the real estate or personal property securing such Company Loan, (C) any required release of the lien encumbering the real estate securing such Company Loan, and (D) any lawsuit commenced to enforce payment or performance of such Company Loan;
     (vi) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.2;
     (vii) to the extent not reflected in the Closing Date Balance Sheet, any payables and other liabilities or obligations of the Company or the Subsidiary to Seller or any of Seller’s Affiliates arising, or relating to the period, on or prior to the Closing Date;
     (viii) any payable or other liabilities or obligations of the Company or the Subsidiary to any current or former director, officer or employee relating to indemnification or similar rights in respect of claims made against such persons by Seller or any of its Affiliates;
     (ix) the Specified Contracts and the Assigned Participation Agreements and all participations related thereto; and
     (x) Seller’s and the Company’s obligations pursuant to Section 7.8(b).
     (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to Sections 5.1, 5.2, 5.3(a), 5.3(b)(i)(A), (D) and (E), 5.7 and 5.32, as to which this Section 11.1(b) shall not apply, no indemnification shall be required under Section 11.1(a)(i) or Section 11.1(a)(iii) with respect to any Loss or Expense which any of the Buyer Group Members may suffer, incur or sustain unless the aggregate of all such Losses and Expenses shall exceed $350,000 (the “Deductible”), and Seller shall only be required to pay or be liable for any such Losses or Expenses to the extent that the aggregate amount of such Losses and Expenses exceeds the Deductible, and then only with respect to Losses or Expenses incurred in excess of such amount. Notwithstanding anything to the contrary herein, any Losses or Expenses which would otherwise be subject to indemnification by Seller pursuant to Section 11.1(a)(i) or Section 11.1(a)(iii) relating to any single breach or series of related breaches by Seller shall not constitute “Losses” or “Expenses” for the purposes hereof, and therefore shall not be applied toward the Deductible or be indemnifiable hereunder, unless such Losses and Expenses relating to any single breach or series of related breaches exceed $5,000.
     (c) Except with respect to Sections 5.1, 5.2, 5.3(a), 5.3(b)(i)(A), (D) and (E), 5.7, and 5.32 to which this Section 11.1(c) shall not apply, and except with respect to Sections 5.25, 5.26and 5.27, the maximum aggregate amount of Losses and Expenses against which the Buyer Group Members shall be entitled to be indemnified under Section 11.1(a)(i) or Section 11.1(a)(iii) with respect to all claims thereunder shall be an amount equal to $12,500,000. The maximum aggregate amount of Losses and Expenses against which the Buyer Group Members shall be entitled to be indemnified under Section 11.1(a)(i) with respect to all claims thereunder relating to Sections 5.25, 5.26 and 5.27 shall be an amount equal to $25,000,000. For the avoidance of doubt, the aggregate indemnification for which Seller is obligated under Section 11.1(a) (other than with respect to Sections 5.1, 5.2, 5.3(a), 5.3(b)(i)(A), (D) and (E), 5.7, and 5.32, as to which this Section 11.1(c) shall not apply) shall not exceed $25,000,000.
     (d) The indemnification provided for in Section 11.1(a)(i) and Section 11.1(a)(iii)shall terminate twenty (20) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a)(i) or Section 11.1(a)(iii) thereafter), except that the indemnification by Seller shall continue as to:
     (i) the representations and warranties set forth in Sections 5.1, 5.2, 5.3(a), 5.3(b)(i)(A), (D) and (E), 5.13 and 5.32, as to all of which no time limitation shall apply; and
     (ii) the representations and warranties set forth in Sections 5.7, 5.14 and 5.20, all of which shall survive until the expiration of the applicable statute of limitations; and
     (iii) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

     11.2. Indemnification by Buyer.
     (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member arising from or relating to:
     (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto or in any Buyer Ancillary Agreement;
     (ii) any breach by Buyer of any of its covenants or agreements, or any failure by Buyer to perform any of its obligations, in this Agreement or in any Buyer Ancillary Agreement; or
     (iii) any liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2;
     (b) Except with respect to Sections 6.1, 6.2 and 6.3, as to which this Section 11.2(b)shall not apply, the maximum aggregate amount of Losses and Expenses against which the Seller Group Members shall be entitled to be indemnified under Section 11.2(a)(i) with respect to all claims thereunder shall be an amount equal to $12,500,000.
     (c) The indemnification provided for in Section 11.2(a)(i) shall terminate twenty (20) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 11.2(a)(i) thereafter), except that the indemnification by Buyer shall continue as to:
     (i) the representations and warranties set forth in Sections 6.1, 6.2 and 6.3, as to all of which no time limitation shall apply; and
     (ii) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.
     11.3. Notice of Claims. Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third Person Claim”) shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.Third Person Claims.Subject to Section 11.4(b), the Indemnified

Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that:
     (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and
     (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third Person Claim, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such Third Person Claim shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.
Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.
     (b) If (x) any Third Person Claim against any Indemnified Party as to which indemnification will be sought by the Indemnified Party from any Indemnitor hereunder is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the assets or properties or Business of the Company or the Shares or (y) where Seller is the Indemnitor, a Third Party Claim is one in respect of which indemnification is sought by a Buyer Group Member under Section 11.(a)(i) in respect of Section 5.20 (an “Environmental Claim”) (excluding Environmental Claims involving Remedial Action on Company Property, which shall be addressed as provided in Section 11.4(c)), the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person Claim, if in each case the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor is obligated to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Person Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Person Claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.
     (c) To the extent Seller’s defense of an Environmental Claim requires Seller to perform Remedial Action on any Company Property, Seller agrees to use environmental consultants and counsel reasonably acceptable to Buyer. Buyer shall provide Seller and its agents and contractors reasonable access to Company Property to perform such Remedial Action, and Seller agrees to give Buyer reasonable advance notice of any need for access. Seller shall undertake such Remedial Action in a safe and lawful manner, in full compliance with Environmental Laws, and at reasonable times and use commercially reasonable efforts to ensure that such Remedial Action does not materially interfere with Buyer’s operations. Seller shall provide Buyer with drafts of all investigation reports and other material documents and correspondence Seller prepares or receives in connection with such Remedial Action, and Buyer shall have the right to review and comment on any drafts, including those intended for submittal to any Governmental Body. The parties shall reasonably cooperate in connection with any communications with any Governmental Body. Seller shall promptly remove and dispose of any waste or debris generated in connection with a Remedial Action in accordance with Environmental Law, and shall restore the property to substantially the condition that existed prior to the performance of the Remedial Action. Seller shall be responsible for any damage to any person or property arising out of its performance of a Remedial Action. Buyer agrees to cooperate with Seller in the development and recording of any deed or use restrictions related to Seller’s performance of a Remedial Action and shall consent thereto so long as such restrictions do not materially interfere with Buyer’s continued use of the Company Property in the conduct of the Business as it is being conducted as of the Closing or do not materially impair the resale value of such Company Property for continued commercial use.
     (d) Except when Seller assumes the defense of an Environmental Claim, in no event shall Seller have an obligation to indemnify Buyer against costs of or otherwise perform a Remedial Action that achieves a cleanup standard that is more stringent than the least stringent cleanup standard established under Environmental Law and acceptable to the Governmental Body with jurisdiction as applicable to the use of the properties (including indoor air quality) and the conduct of the Business thereon as they are conducted as of the Closing.
     11.5. Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Article XI and Section 8.2(c) (relating to Tax contests), the provisions of Section 8.2(c) shall control with respect to Tax contests.
     11.6. Indemnification Payments on After Tax and After Insurance Basis.
     (a) The indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an After-Tax Basis, which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss or Expense (the “Indemnified Event”), determined after taking into account (a) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that the Buyer and Seller agree to report each indemnification payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnified Party shall indemnify the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time), (b) to the extent not previously taken into account in computing the amount of such Loss or Expense, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all taxable years or periods, and (c) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party for all affected taxable years or periods ending on or before the Closing Date as a result of the Indemnified Event. All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the Indemnitor and Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding plus four percentage points).
     (b) The indemnity payment hereunder with respect to any Loss or Expense shall be net of any insurance proceeds (except in respect of self-insurance) that are actually recovered by the Indemnified Party in respect of such Loss or Expense.
     11.7. Exclusive Remedies. Except for fraud and remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement).
     11.8. Other Limitations. OTHER THAN IN RESPECT OF A “THIRD PERSON CLAIM” (AS DEFINED HEREIN), AN INDEMNITOR SHALL NOT BE LIABLE UNDER THIS ARTICLE XI IN RESPECT OF ANY CLAIM FOR PUNITIVE DAMAGES.
ARTICLE XII
TERMINATION
     12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
     (a) by the mutual consent of Buyer and Seller;
     (b) by Buyer or Seller if the Closing shall not have occurred on or before June 30, 2010 (or such later date as may be mutually agreed to by Buyer and Seller), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the agreements set forth herein required to be performed or observed by such party at or before the Closing;
     (c) by Buyer, upon notice to Seller specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case (i) such that the conditions set forth in Section 9.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within thirty (30) calendar days after receipt by Seller of such notice from Buyer; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 12.1(c) if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 10.1 would not be satisfied;
     (d) by Seller, upon notice to Buyer specifying the nature of any such breach and requesting that it be remedied, if there shall have been any breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue, in either case (i) such that the conditions set forth in Section 10.1 would not be satisfied and (ii) such breach is not curable, or if curable, is not cured within thirty (30) calendar days after receipt by Buyer of such notice from Seller; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 12.1(d) if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 9.1 would not be satisfied; or
     (e) by Buyer if, by January 31, 2010, (i) the Merger Agreement shall have not been executed and delivered to Buyer by the Company or (ii) Seller, as sole shareholder of the Company, shall have not approved the Merger Agreement and the Merger and Seller shall not have delivered to Buyer evidence of Seller’s approval of the Merger Agreement and the Merger as sole shareholder of the Company.
     12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other party to this Agreement.
     12.3. Effect of Termination. If this Agreement is terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Article XII and Article XIII) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.
ARTICLE XIII
GENERAL PROVISIONS
     13.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI (other than the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.3(b)(i)(A), (D) and (E), 5.13, 5.32, 6.1, 6.2 and 6.3 as to which no time limitation shall apply, and the representations and warranties in Sections 5.7, 5.14 and 5.20 which shall survive until the expiration of the applicable statute of limitation) shall terminate twenty (20) months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.

     13.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares; provided, however, that after the Closing Buyer may use or disclose any confidential information with respect to or about the Company or otherwise reasonably related to the Business or the Shares. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable Requirements of Laws, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby or by the Merger Agreement.
     13.3. No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, which approval shall not be unreasonably delayed, conditioned or withheld, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that in such party’s good faith judgment, it is so obligated by law or the rules of any Governmental Body or any securities exchange.
     13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when (i) delivered personally, (ii) if transmitted by facsimile upon confirmation that such facsimile has been received or (iii) when sent by registered or certified mail or by overnight courier service that obtains a receipt, addressed as follows:
If to Buyer, to:
Great Western Bank
100 N. Phillips Avenue
Fourth Floor
Sioux Falls, SD 57104
Attention: Jeffory Erickson
Fax No.: (605) 333-7882

with a copy to:
Great Western Bank
100 N. Phillips Avenue
Fourth Floor
Sioux Falls, SD 57104
Attention: Timothy D.Kaiser
Fax No.: (605) 333-7882
If to Seller, to:
Citizens Republic Bancorp, Inc.
328 S. Saginaw Street
Flint, MI 48502
Attention: Thomas W. Gallagher
Fax No.: (810) 768-4725
with a copy to:
Dykema Gossett PLLC
39577 Woodward Avenue
Suite 300
Bloomfield Hills, MI 48304
Attention: Gerald T. Lievois
Fax No.: (248) 203-0763
or to such other address as such party may indicate by a notice delivered to the other party hereto.
     13.5. Successors and Assigns.
     (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other. Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.
     (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

     13.6. Access to Records after Closing.For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to the Shares, the Company, the Subsidiary or the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select. Notwithstanding the foregoing, Buyer shall not be required to provide any information that, based on the advice of counsel, it may not provide to Seller by reason of applicable Requirements of Laws, or that it is required to keep confidential by reason of contract or agreement with third parties.
     (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Shares, the Company, the Subsidiary or the Business which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select. Notwithstanding the foregoing, Seller shall not be required to provide any information that, based on the advice of counsel, it may not provide to Buyer by reason of applicable Requirements of Laws, or that it is required to keep confidential by reason of contract or agreement with third parties.
     13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Confidentiality Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
     13.8. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     13.10. Expenses. Except as otherwise expressly provided in this Agreement, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All costs and expenses, if any, incurred by the Company or the Subsidiary in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the fees, expenses and disbursements of counsel and accountants to the Company or the Subsidiary shall be paid by Seller.
     13.11. Execution in Counterparts. This Agreement may be executed in two counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
     13.12. Further Assurances. At the Closing, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Shares and the Company Branches. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to Buyer the Shares, and, in the case of any licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its commercially reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Seller thereunder); provided, however, that nothing herein shall relieve Seller of its obligations under Section 7.3.
     13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
     13.14. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     13.15. Submission to Jurisdiction. Seller and Buyer hereby irrevocably submit in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of the United States District Court for the Northern District of Illinois and the jurisdiction of any court of the State of Illinois located in Chicago, Illinois and waive any and all objections to jurisdiction that they may have under the laws of the State of Illinois or the United States and any claim or objection that any such court is in an inconvenient forum.
     13.16. Seller Disclosure Schedules. Inclusion of information in the schedules referred to in Article V shall not be construed as an admission that such information is material to the Business, the Company or the Subsidiary taken in part or as a whole, or as an admission of liability or obligation of Seller to any third party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

GREAT WESTERN BANK
By:	/s/ Jeffory Erickson
	Name:	Jeffory Erickson
	Title:	President and Chief Executive Officer

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Charles D. Christy
	Name:	Charles D. Christy
	Title:	Executive Vice President and Chief Financial Officer